                                                                   Exhibit 10.1


                                  $537,825,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      among

                          SCIENTIFIC GAMES CORPORATION,
                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                          DEUTSCHE BANK SECURITIES INC.
                                       and
                           Credit Suisse First Boston,
                           as Co-Documentation Agents,

                      BEAR STEARNS CORPORATE LENDING INC.,
                              as Syndication Agent,

                                       and

                              THE BANK OF NEW YORK,
                             as Administrative Agent



                          Dated as of November 6, 2003



       BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

                          DEUTSCHE BANK SECURITIES INC.
                                       and
                           Credit Suisse First Boston,
                                 as Co-Arrangers


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                                TABLE OF CONTENTS

                                                                                       PAGE
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
Section 1.       DEFINITIONS ..........................................................   2
        1.1.     Defined Terms ........................................................   2
        1.2.     Other Definitional Provisions ........................................  28
        1.3.     Currency Conversion ..................................................  29

Section 2.       AMOUNT AND TERMS OF TRANCHE C TERM COMMITMENTS .......................  29
        2.1.     Tranche C Term Commitments ...........................................  29
        2.2.     Procedure for Tranche C Term Loan Borrowing ..........................  30
        2.3.     Repayment of Tranche C Term Loans ....................................  30

Section 3.       AMOUNT AND TERMS OF REVOLVING COMMITMENTS ............................  31
        3.1.     Revolving Commitments ................................................  31
        3.2.     Procedure for Revolving Loan Borrowing ...............................  32
        3.3.     Swingline Commitment .................................................  32
        3.4.     Procedure for Swingline Borrowing; Refunding of Swingline Loans ......  33
        3.5.     Commitment Fees, etc. ................................................  34
        3.6.     Termination or Reduction of Revolving Commitments ....................  34
        3.7.     L/C Commitment .......................................................  35
        3.8.     Procedure for Issuance of Letter of Credit ...........................  35
        3.9.     Fees and Other Charges ...............................................  36
        3.10.    L/C Participations ...................................................  36
        3.11.    Reimbursement Obligation of the Borrower .............................  37
        3.12.    Obligations Absolute .................................................  38
        3.13.    Letter of Credit Payments ............................................  38
        3.14.    Applications .........................................................  39
        3.15.    Foreign Currency Subfacility .........................................  39
        3.16.    Procedure for Foreign Currency Loan Borrowings .......................  39
        3.17.    Foreign Currency Loan Fees, Commissions and Other Charges ............  39
        3.18.    Participations in Foreign Currency Loans .............................  40

Section 4.       GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT .........  42
        4.1.     Optional Prepayments .................................................  42
        4.2.     Mandatory Prepayments ................................................  42
        4.3.     Conversion and Continuation Options ..................................  44
        4.4.     Limitations on Eurocurrency Tranches .................................  44
        4.5.     Interest Rates and Payment Dates .....................................  45
        4.6.     Computation of Interest and Fees .....................................  45
        4.7.     Inability to Determine Interest Rate .................................  46
        4.8.     Pro Rata Treatment and Payments ......................................  47
        4.9.     Requirements of Law ..................................................  48


                                      -1-
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                                                                                       PAGE
                                                                                       ----

        4.10.    Taxes ................................................................  51
        4.11.    Indemnity ............................................................  53
        4.12.    Change of Lending Office .............................................  53
        4.13.    Replacement of Lenders ...............................................  53
        4.14.    Evidence of Debt .....................................................  54
        4.15.    Illegality ...........................................................  54
        4.16.    Foreign Currency Exchange Rate .......................................  55

Section 5.       REPRESENTATIONS AND WARRANTIES .......................................  55
        5.1.     Financial Condition ..................................................  55
        5.2.     No Change ............................................................  56
        5.3.     Corporate Existence; Compliance with Law .............................  56
        5.4.     Power; Authorization; Enforceable Obligations ........................  56
        5.5.     No Legal Bar .........................................................  57
        5.6.     Litigation ...........................................................  57
        5.7.     No Default ...........................................................  57
        5.8.     Ownership of Property; Liens .........................................  57
        5.9.     Intellectual Property ................................................  57
        5.10.    Taxes ................................................................  58
        5.11.    Federal Regulations ..................................................  58
        5.12.    Labor Matters ........................................................  58
        5.13.    ERISA ................................................................  58
        5.14.    Investment Company Act; Other Regulations ............................  59
        5.15.    Subsidiaries .........................................................  59
        5.16.    Use of Proceeds ......................................................  59
        5.17.    Environmental Matters ................................................  59
        5.18.    Accuracy of Information, etc. ........................................  60
        5.19.    Security Documents ...................................................  61
        5.20.    Solvency .............................................................  62
        5.21.    Senior Indebtedness ..................................................  62
        5.22.    Regulation H .........................................................  62
        5.23.    Material Contracts ...................................................  62

Section 6.       CONDITIONS PRECEDENT .................................................  62
        6.1.     Conditions to Initial Extension of Credit ............................  62
        6.2.     Conditions to Each Extension of Credit ...............................  67

Section 7.       AFFIRMATIVE COVENANTS ................................................  67
        7.1.     Financial Statements .................................................  67
        7.2.     Certificates; Other Information ......................................  68
        7.3.     Payment of Obligations ...............................................  69
        7.4.     Maintenance of Existence; Compliance .................................  69
        7.5.     Maintenance of Property; Insurance ...................................  69
        7.6.     Inspection of Property; Books and Records; Discussions ...............  70
        7.7.     Notices ..............................................................  70
        7.8.     Environmental Laws ...................................................  71
        7.9.     Additional Collateral, etc. ..........................................  71


                                      -ii-
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                                                                                       PAGE
                                                                                       ----

        7.10.    Further Assurances ...................................................  73

Section 8.       NEGATIVE COVENANTS ...................................................  74
        8.1.     Financial Condition Covenants ........................................  74
        8.2.     Indebtedness .........................................................  76
        8.3.     Liens ................................................................  77
        8.4.     Fundamental Changes ..................................................  79
        8.5.     Disposition of Property ..............................................  80
        8.6.     Restricted Payments ..................................................  81
        8.7.     Capital Expenditures .................................................  82
        8.8.     Investments ..........................................................  82
        8.9.     Optional Payments and Modifications of Certain Debt Instruments ......  84
        8.10.    Transactions with Affiliates .........................................  85
        8.11.    Sales and Leasebacks .................................................  85
        8.12.    Changes in Fiscal Periods ............................................  85
        8.13.    Negative Pledge Clauses ..............................................  85
        8.14.    Clauses Restricting Subsidiary Distributions .........................  86
        8.15.    Lines of Business ....................................................  86
        8.16.    Hedge Agreements .....................................................  86
        8.17.    Amendments to Acquisition Agreement ..................................  86

Section 9.       EVENTS OF DEFAULT ....................................................  87

Section 10.      THE AGENTS ...........................................................  90
        10.1.    Appointment ..........................................................  90
        10.2.    Delegation of Duties .................................................  91
        10.3.    Exculpatory Provisions ...............................................  91
        10.4.    Reliance by Agents ...................................................  91
        10.5.    Notice of Default ....................................................  92
        10.6.    Non?Reliance on Agents and Other Lenders .............................  92
        10.7.    Indemnification ......................................................  92
        10.8.    Agent in Its Individual Capacity .....................................  93
        10.9.    Successor Administrative Agent .......................................  93
        10.10.   Agents Generally .....................................................  94
        10.11.   The Lead Arranger ....................................................  94

Section 11.      MISCELLANEOUS ........................................................  94
        11.1.    Amendments and Waivers ...............................................  94
        11.2.    Notices ..............................................................  96
        11.3.    No Waiver; Cumulative Remedies .......................................  96
        11.4.    Survival of Representations and Warranties ...........................  97
        11.5.    Payment of Expenses and Taxes ........................................  97
        11.6.    Successors and Assigns; Participations and Assignments ...............  98
        11.7.    Adjustments; Set-off ................................................. 102
        11.8.    Counterparts ......................................................... 102
        11.9.    Severability ......................................................... 102
        11.10.   Integration .......................................................... 103


                                     -iii-
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                                                                                       PAGE
                                                                                       ----

        11.11.   GOVERNING LAW ........................................................ 103
        11.12.   Submission To Jurisdiction; Waivers .................................. 103
        11.13.   Acknowledgments ...................................................... 103
        11.14.   Releases of Guarantees and Liens ..................................... 104
        11.15.   Confidentiality ...................................................... 104
        11.16.   WAIVERS OF JURY TRIAL ................................................ 105
        11.17.   Delivery of Addenda .................................................. 105
        11.18.   Conversion of Currencies ............................................. 105
        11.19.   Interest Rate Limitation ............................................. 105
        11.20.   Effect of Amendment and Restatement of the Existing Credit Agreement . 106
        11.21.   Special Provisions ................................................... 106








                                      -iv-
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ANNEX:

A                     Pricing Grid


SCHEDULES:

1.1(a)         Mortgaged Property
1.1(b)         Specified Hedge Agreements
5.4            Consents, Authorizations, Filings and Notices
5.6            Litigation
5.15(a)        Subsidiaries
5.15(b)        Outstanding Equity Commitments
5.19(a)        UCC Filing Jurisdictions
5.19(b)        Mortgage Filing Jurisdictions
5.22           Regulation H
5.23           Material Contracts
8.2(d)         Existing Indebtedness
8.3(l)         Existing Liens
8.5(f)         Specified Foreign Contracts
8.8(f)         Existing Investments
8.13(c)        Specified Contracts - Negative Pledge
8.13(d)        Specified Contracts - Prohibition of Assignment


EXHIBITS:

A              Form of Amended and Restated Guarantee and Collateral Agreement
B              Form of Compliance Certificate
C              Form of Closing Certificate
D-1            Form of Mortgage
D-2            Form of Mortgage Amendment
E              Form of Assignment and Assumption
F-1            Form of Legal Opinion of Kramer Levin Naftalis & Frankel LLP
F-2            Form of Legal Opinion of Martin E. Schloss
G              Form of Exemption Certificate
H-1            Form of Tranche C Term Note
H-2            Form of Revolving Note
I              Form of Swingline Note
J              Form of Addendum

       AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 6, 2003, among SCIENTIFIC GAMES CORPORATION, a Delaware corporation (the "BORROWER"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "LENDERS"), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the "LEAD Arranger"), DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE FIRST BOSTON, as co-arrangers (in such capacity, the "CO-ARRANGERS"), DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE FIRST BOSTON, as co-documentation agents (in such capacity, the "CO-DOCUMENTATION AGENTS"), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the "SYNDICATION AGENT"), and THE BANK OF NEW YORK, as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT").

                              W I T N E S S E T H:

       WHEREAS, the Borrower is party to the Credit Agreement, dated as of December 19, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the "EXISTING CREDIT AGREEMENT"), among the Borrower, the several banks and other financial institutions from time to time parties thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, BNY Capital Markets, Inc., as co-arranger, Bear Stearns Corporate Lending Inc., as syndication agent, and The Bank of New York, as administrative agent;

       WHEREAS, the Borrower has entered into the Stock Purchase Agreement, dated as of September 11, 2003 (as amended prior to the date hereof and including all exhibits and schedules thereto, the "ACQUISITION AGREEMENT"), among Powerhouse Technologies, Inc., a Delaware corporation ("POWERHOUSE"), IGT Online Entertainment Systems, Inc., a Delaware corporation (the "Target"), and the Borrower, pursuant to which it will acquire (the "ACQUISITION") from Powerhouse all the outstanding capital stock of the Target, for initial consideration of approximately $143,000,000 (PLUS the assumption of, or issuance of indemnities related to, a letter of credit, certain Guarantee Obligations and up to approximately $58,000,000 of surety bonds and up to $5,000,000 of other Indebtedness and subject to a post-closing working capital adjustment, in each case as set forth in the Acquisition Agreement);

       WHEREAS, the Borrower also desires, among other things, to (i) refinance the Existing Term Loans (as defined below) outstanding under the Existing Credit Agreement (the "REFINANCING"), (ii) exercise its option to increase the commitments under the Revolving Facility (as defined in the Existing Credit Agreement) under the Existing Credit Agreement by $25,000,000 (the "REVOLVING COMMITMENT INCREASE") to $75,000,000 and (iii) make certain amendments to the Existing Credit Agreement;

       WHEREAS, in connection with the Refinancing, the Revolving Commitment Increase and the Acquisition, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety and has requested that the Lenders hereto make available credit facilities, the proceeds of which will be used to finance the Refinancing, the Acquisition and for general corporate purposes; and

       WHEREAS, the Lenders have agreed to make such credit facilities available upon and subject to the terms and conditions set forth herein;

       NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree that on the Effective Date, as provided in Section 11.20, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

       1.1. DEFINED TERMS. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

       "ACQUISITION": as defined in the recitals to this Agreement.

       "ACQUISITION AGREEMENT": as defined in the recitals to this Agreement.

       "ADDENDUM": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Effective Date as provided in Section 11.17.

       "ADJUSTMENT DATE": as defined in the Pricing Grid.

       "ADMINISTRATIVE AGENT": as defined in the preamble to this Agreement.

       "AFFECTED FOREIGN CURRENCY": as defined in Section 4.7(c).

       "AFFILIATE": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

       "AGENTS": the collective reference to the Syndication Agent, the Co-Documentation Agents, the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

       "AGGREGATE EXPOSURE": with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Tranche C Term Loans, (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

       "AGGREGATE EXPOSURE PERCENTAGE": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

       "AGREEMENT": this Credit Agreement.

       "AGREEMENT CURRENCY": as defined in Section 11.18(b).

       "APPLICABLE CREDITOR": as defined in Section 11.18(b).

       "APPLICABLE MARGIN": a rate per annum equal to, (i) with respect to Revolving Loans and Swingline Loans, the rate determined pursuant to the Pricing Grid and (ii) with respect to Tranche C Term Loans, (A) that are Eurocurrency Loans, 2.75%, and (B) that are Base Rate Loans, 1.75%, PROVIDED that, at any time Pricing Level V (as defined in the Pricing Grid) shall be applicable to the Revolving Loans in accordance with the Pricing Grid, the Applicable Margin with respect to Tranche C Term Loans, shall be a rate per annum equal to (x) 2.50%, with respect to Eurocurrency Loans, and (y) 1.50%, with respect to Base Rate Loans.

       "APPLICATION": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

       "APPROVED FUND": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

       "ASSET SALE": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c), (d) or (f) of Section 8.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

       "ASSIGNEE": as defined in Section 11.6(b).

       "ASSIGNMENT AND ASSUMPTION": an Assignment and Assumption, substantially in the form of Exhibit E.

       "AVAILABLE REVOLVING COMMITMENT": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect OVER (b) such Lender's Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

       "BASE RATE": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day PLUS 0.50%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of

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                                                                               4


business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

       "BASE RATE LOANS": Loans the rate of interest applicable to which is based upon the Base Rate.

       "BENEFITTED LENDER": as defined in Section 11.7(a).

       "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

       "BORROWER": as defined in the preamble to this Agreement.

       "BORROWING DATE": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

       "BUSINESS": as defined in Section 5.17(b).

       "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, PROVIDED, that (a) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market,
(b) when used in connection with a Foreign Currency Loan, the term "Business Day" shall also exclude any day on which banks in (i) the jurisdiction of the account to which the proceeds of such Loan are to be disbursed and (ii) the jurisdiction in which payments of principal of and interest on such Loan are to made are authorized or required by law to close and (c) when used in connection with any Loan denominated in Euro, the term "Business Day" shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

       "CALCULATION DATE": with respect to each Foreign Currency, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), PROVIDED that (a) the second Business Day preceding each Borrowing Date with respect to any Foreign Currency Loans in a Foreign Currency shall also be a "Calculation Date" with respect to such Foreign Currency and (b) solely for purposes of determining the Dollar Equivalent of the fees payable pursuant to Section 3.17(b), the Business Day immediately preceding the date of such payment shall be a "Calculation Date" with respect to each Foreign Currency.

       "CAPITAL EXPENDITURES": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for (a) the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, (b) the purchase or development of computer software or systems to the extent such expenditures are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in conformity with GAAP and (c) deferred installation costs; PROVIDED that, Capital Expenditures shall not include expenditures recorded as consideration paid in connection with acquisitions permitted by Section 8.8(k) or any other related expenditure made substantially contemporaneously therewith.

       "CAPITAL LEASE OBLIGATIONS": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

       "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

       "CASH COLLATERAL ACCOUNT": as defined in Section 4.2(f).

       "CASH EQUIVALENTS": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("MOODY'S"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of Dollar denominated money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses
(a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Conversion Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and
(iii) have portfolio assets of at
least $5,000,000,000 or (h) in the case of Subsidiaries doing business outside of the United States, substantially similar investments to those set forth in clauses (a) through (g) above denominated in foreign currencies; PROVIDED that, references to the United States shall be deemed to mean foreign countries having a sovereign rating of A or better from either S&P or Moody's.

       "CHARGES": as defined in Section 11.19.

       "CODE": the Internal Revenue Code of 1986, as amended from time to time.

       "CO-DOCUMENTATION AGENTS": as defined in the preamble to this Agreement.

       "COLLATERAL": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

       "COMMITMENT": as to any Lender, the sum of the Tranche C Term Commitment and the Revolving Commitment of such Lender.

       "COMMITMENT FEE RATE": 0.50% per annum.

       "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

       "COMPLIANCE CERTIFICATE": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

       "CONDUIT LENDER": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); PROVIDED, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and PROVIDED, FURTHER, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or
11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

       "CONFIDENTIAL INFORMATION MEMORANDUM": the Confidential Information Memorandum dated October, 2003 and furnished to the Lenders.

       "CONSOLIDATED CURRENT ASSETS": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

       "CONSOLIDATED CURRENT LIABILITIES": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding any Indebtedness of the Borrower and its Subsidiaries.

       "CONSOLIDATED EBITDA": for any period, Consolidated Net Income for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary charges or losses determined in accordance with GAAP and MINUS, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary income or gains determined in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "REFERENCE PERIOD") pursuant to any determination of the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving PRO FORMA effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "MATERIAL ACQUISITION" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and "MATERIAL DISPOSITION" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

       "CONSOLIDATED FIXED CHARGE COVERAGE RATIO": for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

       "CONSOLIDATED FIXED CHARGES": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Existing Term Loans and the Tranche C Term Loans), (c) the amount of Restricted Payments made in cash during such period as permitted by Section
8.6 (other than Section 8.6(a) and clause (y) in Section 8.6(b)) and (d) cash taxes actually paid by the Borrower and its Subsidiaries during such period.

       "CONSOLIDATED INTEREST COVERAGE RATIO": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

       "CONSOLIDATED INTEREST EXPENSE": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), PROVIDED that, Consolidated Interest Expense shall be calculated without giving effect to any interest expense resulting from (x) any write-off of deferred financing costs associated with the Original Refinancing recorded on or prior to December 31, 2002, (y) the write-off of premium paid and any deferred financing costs associated with the repurchase or redemption of the Senior Subordinated Notes prior to the Original Closing Date or, after the Original Closing Date, on or prior to December 31, 2002, as permitted by clause
(a) of Section 8.9, and (z) any costs associated with the termination of Hedge Agreements in connection with the Original Refinancing recorded on or prior to December 31, 2002.

       "CONSOLIDATED LEVERAGE RATIO": as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

       "CONSOLIDATED NET INCOME": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (prior to giving effect to the payment of any dividends paid on the Convertible Preferred Stock), PROVIDED that, Consolidated Net Income shall be calculated without giving effect to (x) any write-off of deferred financing costs associated with the Original Refinancing recorded on or prior to December 31, 2002, (y) the write-off of premium paid and any deferred financing costs associated with the repurchase or redemption of the Senior Subordinated Notes prior to the Original Closing Date or, after the Original Closing Date, on or prior to December 31, 2002 as permitted by clause (a) of
Section 8.9, and (z) any costs associated with the termination of Hedge Agreements in connection with the Original Refinancing recorded on or prior to December 31, 2002; PROVIDED, FURTHER, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

       "CONSOLIDATED SENIOR DEBT": all Consolidated Total Debt other than the Senior Subordinated Notes.

       "CONSOLIDATED SENIOR DEBT RATIO": as of the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

       "CONSOLIDATED TOTAL DEBT": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis and required to be reflected on the Borrower's balance sheet in accordance with GAAP.

       "CONSOLIDATED WORKING CAPITAL": at any date, the excess of Consolidated Current Assets on such date OVER Consolidated Current Liabilities on such date.

       "CONTINUING DIRECTORS": the directors of the Borrower on the Original Closing Date and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

       "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

       "CONVERSION DATE": any date on which either (a) an Event of Default under
Section 9(f) has occurred or (b) the Commitments shall have been terminated prior to the Revolving Termination Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 9.

       "CONVERSION NOTICE": as defined in Section 2.1(b).

       "CONVERTED TERM LOAN": as defined in Section 2.1(b).

       "CONVERTIBLE PREFERRED STOCK": the Borrower's Series A Convertible Preferred Stock outstanding as of the Original Closing Date.

       "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

       "DISPOSITION": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "DISPOSE" and "DISPOSED OF" shall have correlative meanings.

       "DOLLAR EQUIVALENT": at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

       "DOLLARS" and "$": dollars in lawful currency of the United States.

       "DOMESTIC SUBSIDIARY": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

       "ECF PERCENTAGE": 50%; PROVIDED, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0.

       "EFFECTIVE DATE": the date on which the conditions precedent set forth in
Section 6.1 shall have been satisfied, which date is November 6, 2003.

       "ENVIRONMENTAL LAWS": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, are now, or may at any time hereafter be in effect.

       "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

       "EUROCURRENCY BASE RATE": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in Dollars (or, in the case of a Eurocurrency Loan that is a Foreign Currency Loan, the applicable Foreign Currency) for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 (or on the Page for the applicable Foreign Currency) of the Telerate screen as of 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period (or, in the case of Eurocurrency Loans denominated in British Pounds Sterling, the relevant Page of the Telerate screen as of 9:00 A.M., New York City time, on the first day of such Interest Period). In the event that such rate does not appear on Page 3750 (or on the Page for the applicable Foreign Currency) of the Telerate screen (or otherwise on such screen), the "EUROCURRENCY BASE RATE" shall be determined by reference to such other comparable publicly available service for displaying Eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits (or, in the case of a Eurocurrency Loan that is a Foreign Currency Loan, deposits in the applicable Foreign Currency) at or about 11:00 A.M., local time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

       "EUROCURRENCY LOANS": Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

       "EUROCURRENCY RATE": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
            --------------------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

       "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

       "EUROCURRENCY TRANCHE": with respect to any Facility, the collective reference to Eurocurrency Loans in the same currency under such Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

       "EVENT OF DEFAULT": any of the events specified in Section 9, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

       "EXCESS CASH FLOW": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year,
(iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the aggregate amount of increases in consolidated long-term liabilities, other than increases in non-cash liabilities for which the offsetting debit is reflected in the other comprehensive income component of consolidated stockholders' equity in accordance with GAAP and (vi) the aggregate amount of decreases in consolidated long-term assets, other than (A) decreases attributable to amortization of capitalized costs to purchase or develop computer software and systems and (B) decreases attributable to cash consideration received for any Dispositions of Property by the Borrower and its Subsidiaries during such period OVER (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount of Capital Expenditures incurred by the Borrower and its Subsidiaries during such fiscal year (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans, Foreign Currency Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Existing Term Loans and the Tranche C Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Existing Term Loans and the Tranche C Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount of cash consideration paid for any acquisitions during such period pursuant to Section 8.8(k), (viii) Restricted Payments paid in cash during such period to the extent permitted by Section 8.6(d), (ix) the aggregate amount of decreases in consolidated long-term liabilities, other than decreases in non-cash liabilities for which the offsetting debit is reflected in the other comprehensive income component of consolidated stockholders' equity in accordance with GAAP, and (x) the aggregate amount of increases in consolidated long-term assets, other than
(A) increases attributable to cash consideration paid for any acquisitions during such period pursuant to Section 8.8(k) and (B) the costs to purchase or develop computer software or systems to the extent such expenditures are capitalized in conformity with GAAP.

       "EXCESS CASH FLOW APPLICATION DATE": as defined in Section 4.2(d).

       "EXCHANGE ACT": as defined in Section 9(k).

       "EXCHANGE RATE": on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., New York City time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with the relevant currency for delivery two Business Days later; PROVIDED that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

       "EXCLUDED INDEBTEDNESS": all Indebtedness permitted by clauses (a), (b),
(c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 8.2.

       "EXISTING CREDIT AGREEMENT": as defined in the recitals to this Agreement.

       "EXISTING MORTGAGES": the mortgages and deeds of trust made by any Loan Party in connection with the Existing Credit Agreement with respect to the Mortgaged Property listed on Schedule 1.1(a).

       "EXISTING TERM LOANS": as defined in Section 2.1(b).

       "EXISTING TITLE POLICIES": the collective reference to each of those certain existing policies of title insurance issued to the Administrative Agent pursuant to the Existing Credit Agreement in respect of the Mortgaged Properties as of the Original Closing Date.

       "EXPENDITURE USE AMOUNTS": at any date, the amount equal to the sum of
(a) all amounts utilized by the Borrower and its Subsidiaries on and after the Original Closing Date to make Capital Expenditures pursuant to Section 8.7(b) in excess of $30,000,000 for any New Contract, (b) all amounts utilized by the Borrower and its Subsidiaries on and after the Effective Date to make Capital Expenditures pursuant to Section 8.7(c) in excess of $10,000,000 for any New Pari-Mutuel Contract or New Co-Operative Services Contract, (c) all amounts utilized by the Borrower and its Subsidiaries on and after the Original Closing Date to make Restricted Payments pursuant to Section 8.7(d) and (d) all amounts utilized by the Borrower on and after the Original Closing Date to pay principal, premium and fees relating to the repurchase or redemption of the Senior Subordinated Notes pursuant to Section 8.9(a).

       "FACILITY": each of (a) the Tranche C Term Commitments and the Tranche C Term Loans made thereunder (the "TRANCHE C TERM FACILITY") and (b) the Revolving Commitments and the extensions of credit made thereunder (the "REVOLVING FACILITY").

       "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

       "FEE PAYMENT DATE": the last day of each March, June, September and December and the last day of the Revolving Commitment Period (or on such earlier date as the Revolving Commitments shall terminate as provided herein).

       "FOREIGN CURRENCY": (a) with respect to any Loan or Letter of Credit, each of British Pounds Sterling, Euro and any other currency approved by the relevant Foreign Currency Lenders or the relevant Issuing Bank, as applicable, and the Administrative Agent, PROVIDED that, the Eurocurrency Base Rate applicable to Foreign Currency Loans in any other currency approved after the Original Closing Date may be amended as agreed by the relevant Foreign Currency Lenders, the Administrative Agent and the Borrower and (b) solely with respect to any Letter of Credit issued by The Bank of New York, each of British Pounds Sterling, Euro and Canadian Dollar, and, to the extent available, Chilean Peso, Swiss Franc, New Israeli Shekel, Turkish Lira and Indian Rupee.

       "FOREIGN CURRENCY COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make Foreign Currency Loans in an aggregate principal amount not to exceed the amount set forth under the heading "Foreign Currency Commitment" under such Lender's name on such Lender's Addendum or in the Assignment or Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Foreign Currency Commitment is $15,000,000.

       "FOREIGN CURRENCY EQUIVALENT": at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Currencies as determined by the

Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Currencies with Dollars on the date of determination thereof.

       "FOREIGN CURRENCY LENDER": each Lender that has a Foreign Currency Commitment or that holds a Foreign Currency Loan.

       "FOREIGN CURRENCY LOANS": as defined in Section 3.15.

       "FOREIGN CURRENCY PARTICIPANTS": with respect to each Foreign Currency Loan, the collective reference to all the Revolving Lenders.

       "FOREIGN CURRENCY SUBLIMIT": $15,000,000.

       "FOREIGN HOLDCO": as defined in Section 8.8(j).

       "FOREIGN HOLDCO SUBSIDIARY": as defined in Section 8.8(j).

       "FOREIGN SUBSIDIARY": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

       "FUNDED DEBT": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

       "FUNDING OFFICE": the office of the Administrative Agent specified in
Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

       "GAAP": generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Administrative Agent and the Syndication Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent, the Syndication Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "ACCOUNTING CHANGES" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

       "GAMING APPROVAL": any and all approvals, authorizations, consents, rulings, orders or directives of any Governmental Authority (i) necessary, as of the Original Closing Date, to enable the Group Members to engage in the lottery, gambling, horse racing or gaming business or otherwise continue to conduct its business as it is conducted on the Original Closing Date, (ii) that regulates gaming in any jurisdiction in which the Group Members conduct gaming activities and has jurisdiction over such persons (including any successors to any of them) or (iii) necessary, as of the Effective Date, to accomplish the Acquisition, the Refinancing and other transactions contemplated hereby.

       "GAMING AUTHORITY": as to any Person, any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by any Group Member.

       "GAMING FACILITY": as to any Person, any lottery operation, gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites and other recreation and entertainment facilities owned, managed or operated by any Group Member.

       "GAMING LAWS": as to any Person, (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, pari-mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by any Group Member within its jurisdiction, (b) Gaming Approvals, and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

       "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

       "GROUP MEMBERS": the collective reference to the Borrower and its Subsidiaries.

       "GUARANTEE AND COLLATERAL AGREEMENT": the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

       "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

       "HEDGE AGREEMENTS": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; PROVIDED that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

       "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person (other than the Convertible Preferred Stock), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,
(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which

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                                                                              17


the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.2 and
Section 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

       "INDEMNIFIED LIABILITIES": as defined in Section 11.5.

       "INDEMNITEE": as defined in Section 11.5.

       "INELIGIBLE ASSIGNEE": any Person that is (a) to the extent required under applicable Gaming Laws, a Person who is not registered or licensed with, approved, qualified or found suitable by, or has been disapproved, denied a license, qualification or approval or found unsuitable (whichever may be required under applicable Gaming Laws) or (b) a competitor of the Borrower or an affiliate or related entity of any such competitor.

       "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

       "INSOLVENT": pertaining to a condition of Insolvency.

       "INTELLECTUAL PROPERTY": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

       "INTEREST PAYMENT DATE": (a) as to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan,
(b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

       "INTEREST PERIOD": as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the last day of the then current Interest Period with respect thereto; PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

              (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of the Revolving Facility) or beyond the date final payment is due on the Tranche C Term Loans, as the case may be;

              (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

              (iv) the Borrower shall select Interest Periods so as not to require any foreseeable payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

       "INVESTMENTS": as defined in Section 8.8.

       "ISSUING LENDER": any Revolving Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Lender and the Administrative Agent.

       "JUDGMENT CURRENCY": as defined in Section 11.18(b).

       "L/C COMMITMENT": $75,000,000.

       "L/C FEE PAYMENT DATE": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

       "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of Letters of Credit issued in Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of Letters of Credit issued in Foreign Currencies to the extent such amounts have not been converted to Dollars in accordance with the terms hereof) that have not then been reimbursed pursuant to
Section 3.11.

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                                                                              19


       "L/C PARTICIPANTS": the collective reference to all the Revolving Lenders other than the Issuing Lender that issued the relevant Letter of Credit.

       "LEAD ARRANGER": as defined in the recitals to this Agreement.

       "LENDER AFFILIATE": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

       "LENDERS": as defined in the preamble to this Agreement; PROVIDED, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender; PROVIDED, FURTHER, that, for purposes of Sections 4.9, 4.10 and 4.11, all Foreign Currency Lenders shall be deemed to be "LENDERS."

       "LETTERS OF CREDIT": as defined in Section 3.7(a).

       "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

       "LOAN": any loan made by any Lender pursuant to this Agreement.

       "LOAN DOCUMENTS": this Agreement, the Security Documents and the Notes.

       "LOAN PARTIES": each Group Member that is a party to a Loan Document.

       "LOTTOMATICA": Lottomatica S.p.A.

       "MAJORITY FACILITY LENDERS": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche C Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

       "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

       "MATERIAL CONTRACT": each contract of the Group Members described on
Schedule 5.23.

       "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, any hazardous or toxic substances, materials or wastes, defined as such or regulated in or under any applicable Environmental Laws, and any other substances that could reasonably be expected to result in liability under any applicable Environmental Laws.

       "MAXIMUM RATE": as defined in Section 11.19.

       "MORTGAGE AMENDMENTS": each of the mortgage amendments executed by the Loan Parties pursuant to Section 6.1, substantially in the form of Exhibit D-2.

       "MORTGAGED PROPERTIES": the real properties listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

       "MORTGAGES": each of the mortgages and deeds of trust, including the Mortgage Amendments, as applicable, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-1 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

       "MULTIEMPLOYER PLAN": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

       "NET CASH PROCEEDS": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, brokers' fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

       "NEW CONTRACT": (a) any new contract relating to the establishment and operation of an on-line lottery system with a customer for whom neither the Borrower nor any of its

Subsidiaries operated an on-line lottery system on or prior to the date such contract is entered into or any new contract relating to an on-line lottery system with an existing customer of the Borrower or any of its Subsidiaries that was entered into in accordance with normal jurisdictional laws regarding "request for proposal" procedures; PROVIDED that, such contract shall cease to be a New Contract on the date on which the Borrower or such Subsidiary commences "commercial operations" under such contract and (b) any new contract between the Borrower and the Georgia Lottery Corporation concerning the instant ticket lottery in the State of Georgia as approved by the Georgia Lottery Corporation in the GLC Resolution No. 03-11: (LEG 03) dated November 15, 2002; PROVIDED that such contract shall be deemed a "New Contract" solely for purposes of Section 8.7(b) only for the fiscal year 2003.

       "NEW CO-OPERATIVE SERVICES CONTRACT": any new contract relating to the establishment and operation of a co-operative service instant ticket lottery with a customer for whom neither the Borrower nor any of its Subsidiaries operated a co-operative service instant ticket lottery on or prior to the date such contract is entered into or any new contract relating to a co-operative service instant ticket lottery with an existing customer of the Borrower or any of its Subsidiaries that was entered into in accordance with normal jurisdictional laws regarding "request for proposal" procedures, PROVIDED that, such contract shall cease to be a New Co-Operative Services Contract on the date on which the Borrower or such Subsidiary commences "commercial operations" under such contract.

       "NEW PARI-MUTUEL CONTRACT": a new contract relating to the establishment and operation of a pari-mutuel wagering system at a horse track, dog track or off-track betting facility where neither the Borrower nor any of its Subsidiaries previously operated a pari-mutuel wagering system, PROVIDED that, such contract shall cease to be a New Pari-Mutuel Contract on the date on which the Borrower or such Subsidiary commences "commercial operations" under such contract.

       "NON-EXCLUDED TAXES": as defined in Section 4.10(a).

       "NON-GUARANTOR SUBSIDIARY": any Subsidiary that is not a Subsidiary Guarantor.

       "NON-U.S. LENDER": as defined in Section 4.10(d).

       "NOTES": the collective reference to any promissory note evidencing
Loans.

       "OBLIGATIONS": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender or any counterparty to a Specified Hedge Agreement set forth on Schedule 1.1(b)), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant to this Agreement) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

       "OLIVETTI": Olivetti S.p.A.

       "ORIGINAL CLOSING DATE": December 19, 2002.

       "ORIGINAL REFINANCING": the refinancing of the Amended and Restated Credit Agreement, dated as of October 6, 2000 (as amended, supplemented or otherwise modified through the date hereof), among the Borrower, the financial institutions from time to time parties thereto, DLJ Capital Funding, Inc., as administrative agent, syndication agent, lead arranger and sole bookrunning manager, Lehman Commercial Paper Inc., as documentation agent, and Lehman Brothers Inc., as co-arranger, with the proceeds of the Existing Credit Agreement.

       "OTHER TAXES": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

       "PARTICIPANT": as defined in Section 11.6(c).

       "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

       "PERMITTED ACQUISITION": as to any Person, (a) the acquisition by such Person of the Capital Stock another Person which is primarily engaged in the same or related line of business of the Borrower and its Subsidiaries (or any other Person that is engaged in a business that is a reasonable extension of the business of the Borrower and its Subsidiaries and that utilizes the same or similar technology as that used by the Borrower and its Subsidiaries immediately prior to such acquisition) so long as following such acquisition such other Person becomes a Subsidiary of such Person or (b) the acquisition by such Person of all or substantially all of the assets of another Person or all or substantially all of the assets constituting a division or business unit of another Person.

       "PERMITTED EXPENDITURE AMOUNT": at any date, the amount equal to the sum of (a) 50% of the amount of Consolidated Net Income for each quarterly period ended after the Original Closing Date for which financial statements have been delivered pursuant to Section 7.1 to the extent the Consolidated Net Income for such period is positive, (b) 50% of the Net Cash Proceeds received by the Borrower from the sale of Capital Stock of the Borrower (other than to a Group Member) during the period beginning on the Original Closing Date and ending on such date which is not required to be applied to prepay the Loans pursuant to Section 4.2(a) and (c) $5,000,000 MINUS the sum of (x) 100% of the amount of Consolidated Net Income for each quarterly period ended after the Original Closing Date for which financial statements have been delivered pursuant to Section 7.1 to the extent the Consolidated Net Income for such period is negative and (y) the aggregate amount of Expenditure Use Amounts as of such date.

       "PERMITTED INVESTORS": Olivetti, Lottomatica or any Affiliate thereof or group in which Olivetti, Lottomatica or an Affiliate thereof is the largest beneficial owner of shares of the voting Capital Stock of such group, in each case, so long as such person owns shares of the Convertible Preferred Stock acquired in connection with the Preferred Stock Purchase Agreement.

       "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

       "PLAN": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

       "PREFERRED STOCK PURCHASE AGREEMENT": the Preferred Stock Purchase Agreement, dated as of September 6, 2000, among the Borrower, Cirmatica Gaming, S.A., The Oak Fund, Peconic Fund Ltd., Ramius Securities, LLC and Olivetti International S.A., as purchasers, providing for the aggregate purchase and sale of shares of the Convertible Preferred Stock in an amount not to exceed $112,750,000.

       "PRICING GRID": the pricing grid attached to this Agreement as Annex A.

       "PROJECTIONS": as defined in Section 7.2(c).

       "PROPERTY": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

       "RECOVERY EVENT": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

       "REFERENCE LENDER": The Bank of New York.

       "REFINANCING": as defined in the recitals to this Agreement.

       "REFUNDED SWINGLINE LOANS": as defined in Section 3.4.

       "REFUNDING DATE": as defined in Section 3.4.

       "REGISTER": as defined in Section 11.6(b).

       "REGULATION U": Regulation U of the Board as in effect from time to time.

       "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit issued by such Issuing Lender.

       "REINVESTMENT DEFERRED AMOUNT": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Existing Term Loans under Section 5.2(c) of the Existing Credit Agreement or the Tranche C Term Loans pursuant to
Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

       "REINVESTMENT EVENT": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

       "REINVESTMENT NOTICE": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Permitted Acquisition or to acquire or repair fixed or capital assets or develop software useful in its business, PROVIDED that the cost of any such software development is capitalized on the Borrower's balance sheet in accordance with GAAP.

       "REINVESTMENT PREPAYMENT AMOUNT": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to make a Permitted Acquisition or to acquire or repair fixed or capital assets or develop software useful in its business, PROVIDED that the cost of any such software development is capitalized on the Borrower's balance sheet in accordance with GAAP.

       "REINVESTMENT PREPAYMENT DATE": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets or develop software useful in its business or make a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

       "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

       "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.ss. 4043.

       "REQUIRED LENDERS": at any time, (a) the holders of more than 50% of the aggregate unpaid principal amount of the Tranche C Term Loans then outstanding and (b) the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

       "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

       "RESET DATE": as defined in Section 4.16(a).

       "RESPONSIBLE OFFICER": the chief executive officer, president, general counsel, chief financial officer or the treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

       "RESTRICTED PAYMENTS": as defined in Section 8.6.

       "REVOLVING COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Foreign Currency Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" under such Lender's name on such Lender's Addendum or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $75,000,000.

       "REVOLVING COMMITMENT PERIOD": the period from and including the Effective Date to the Revolving Termination Date.

       "REVOLVING EXTENSIONS OF CREDIT": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender's Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans then outstanding.

       "REVOLVING LENDER": each Lender that has a Revolving Commitment or that holds Revolving Loans.

       "REVOLVING LOANS": as defined in Section 3.1(a).

       "REVOLVING PERCENTAGE": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

       "REVOLVING TERMINATION DATE": September 30, 2006.

       "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

       "SECURED SURETY BOND:" as defined in Section 8.3(l).

       "SECURITY DOCUMENTS": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

       "SENIOR SUBORDINATED NOTE INDENTURE": the Indenture dated as of August 14, 2000 entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes as amended by the First Supplemental Indenture, dated as of September 6, 2000, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

       "SENIOR SUBORDINATED NOTES": the unsecured Senior Subordinated Notes due 2010 of the Borrower issued on August 14, 2000 pursuant to the Senior Subordinated Note Indenture.

       "SINGLE EMPLOYER PLAN": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

       "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

       "SPECIFIED CHANGE OF CONTROL": a "CHANGE OF CONTROL" (or any other defined term having a similar purpose) as defined in the Senior Subordinated
Note Indenture.

       "SPECIFIED HEDGE AGREEMENT": any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as

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                                                                              27


counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement, and any other Hedge Agreements listed on Schedule 1.1(b) without giving effect to any extension of the termination or maturity date thereof. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement.

       "SUBJECT PROPERTIES": as defined in Section 5.17(a).

       "SUBSIDIARY": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

       "SUBSIDIARY GUARANTOR": a Subsidiary that (i) is a Domestic Subsidiary that is a Wholly Owned Subsidiary, (ii) provides a guarantee of any Indebtedness of the Borrower (other than the Loans) or (iii) becomes a party to the Loan Documents pursuant to Section 7.9(c).

       "SWINGLINE COMMITMENT": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

       "SWINGLINE LENDER": The Bank of New York, in its capacity as the lender of Swingline Loans.

       "SWINGLINE LOANS": as defined in Section 3.3.

       "SWINGLINE PARTICIPATION AMOUNT": as defined in Section 3.4.

       "SYNDICATION AGENT": as defined in the preamble to this Agreement.

       "TARGET": as defined in the preamble to this Agreement.

       "TITLE POLICY": with respect to each Mortgaged Property, a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance.

       "TOTAL REVOLVING COMMITMENTS": at any time, the aggregate amount of the Revolving Commitments of all the Lenders.

       "TOTAL REVOLVING EXTENSIONS OF CREDIT": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

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                                                                              28


       "TRANCHE C TERM COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche C Term Commitment" under such Lender's name on such Lender's Addendum or the amount of such Lender's Converted Term Loan pursuant to its Conversion Notice. The original aggregate amount of the Tranche C Term Commitments is $462,825,000.

       "TRANCHE C TERM LENDER": each Lender that has a Tranche C Term Commitment or that holds a Tranche C Term Loan.

       "TRANCHE C TERM LOAN": as defined in Section 2.1.

       "TRANCHE C TERM PERCENTAGE": as to any Tranche C Term Lender at any time, the percentage which such Lender's Tranche C Term Commitment then constitutes of the aggregate Tranche C Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender's Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche C Term Loans then outstanding).

       "TRANSFEREE": any Assignee or Participant.

       "TYPE": as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

       "UK PROPERTY": as defined in Section 8.2(i).

       "UNITED STATES": the United States of America.

       "WHOLLY OWNED SUBSIDIARY": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

       1.2. OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

       (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

       (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

       (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

       1.3. CURRENCY CONVERSION. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

       (b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

            SECTION 2. AMOUNT AND TERMS OF TRANCHE C TERM COMMITMENTS

       2.1. TRANCHE C TERM COMMITMENTS. (a) Subject to the terms and conditions hereof, each Tranche C Term Lender severally agrees to make a term loan denominated in Dollars (a "TRANCHE C TERM LOAN") to the Borrower on the Effective Date in an amount not to exceed the amount of the Tranche C Term Commitment of such Lender. The Tranche C Term Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

       (b) In connection with the making of the Tranche C Term Loans pursuant to
Section 2.1(a), by delivering written notice (a "CONVERSION NOTICE") to the Administrative Agent at least one Business Day prior to the Effective Date, any Term Lender (as defined in the Existing Credit Agreement) holding Term Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement (the "EXISTING TERM LOANS") may elect to make all or any portion of such Term Lender's Tranche C Term Loans requested by the Borrower to be made on the Effective Date by converting all or a portion of the outstanding principal amount of the Existing Term Loans held by such Term Lender into Tranche C Term Loans in a principal amount equal to the amount of Existing Term Loans so converted (each such Existing Term Loan to the extent it is to be converted, a "CONVERTED TERM LOAN"). On the Effective Date, the Converted Term Loans shall be converted for all purposes of this Agreement into Tranche C

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                                                                              30


Term Loans, and the Administrative Agent shall record in the Register the aggregate amounts of Converted Term Loans converted into Tranche C Term Loans. Any Conversion Notice to the Administrative Agent delivered by an applicable Lender pursuant to this Section shall specify the amount of such Lender's Tranche C Term Loan Commitment and the principal amount of Existing Term Loans held by such Lender that are to be converted into Tranche C Term Loans.

       2.2. PROCEDURE FOR TRANCHE C TERM LOAN BORROWING. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) requesting that the Tranche C Term Lenders make the Tranche C Term Loans on the Effective Date and specifying the amount to be borrowed. The Tranche C Term Loans made on the Effective Date shall initially be Base Rate Loans and shall not be converted to Eurocurrency Loans prior to the date which is three Business Days after the Effective Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche C Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date each Tranche C Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche C Term Loan or Tranche C Term Loans to be made by such Lender, except to the extent such Lender elects to convert Existing Term Loans into Tranche C Term Loans pursuant to Section 2.1(b). The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche C Term Lenders in immediately available funds.

       2.3. REPAYMENT OF TRANCHE C TERM LOANS. The Tranche C Term Loan of each Lender shall mature in 24 consecutive quarterly installments, commencing on March 31, 2004, each of which shall be in an amount equal to the product of (i) such Lender's Tranche C Term Percentage MULTIPLIED by (ii) an amount equal to the aggregate amount of Tranche C Term Loans outstanding on the Effective Date MULTIPLIED by (iii) the percentage set forth below opposite such installment:

                                                          Percentage of
       Installment                                      Principal Amount
       -----------                                      ----------------
       March 31, 2004                                        0.25%
       June 30, 2004                                         0.25%
       September 30, 2004                                    0.25%
       December 31, 2004                                     0.25%
       March 31, 2005                                        0.25%
       June 30, 2005                                         0.25%
       September 30, 2005                                    0.25%
       December 31, 2005                                     0.25%
       March 31, 2006                                        0.25%
       June 30, 2006                                         0.25%
       September 30, 2006                                    0.25%
       December 31, 2006                                     0.25%
       March 31, 2007                                        0.25%
       June 30, 2007                                         0.25%

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                                                                              31


                                                          Percentage of
       Installment                                      Principal Amount
       -----------                                      ----------------
       September 30, 2007                                    0.25%
       December 31, 2007                                     0.25%
       March 31, 2008                                        0.25%
       June 30, 2008                                         0.25%
       September 30, 2008                                    0.25%
       December 31, 2008                                     0.25%
       March 31, 2009                                        23.75%
       June 30, 2009                                         23.75%
       September 30, 2009                                    23.75%
       December 31, 2009                                     23.75%

              SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

       3.1. REVOLVING COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans denominated in Dollars ("REVOLVING LOANS") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swingline Loans then outstanding and (iii) the Dollar Equivalent of the aggregate principal amount of the Foreign Currency Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans, in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

       (b) On the Effective Date, (i) each Revolving Lender that was not previously a Revolving Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any Lender which has increased its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Revolving Lender's portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Revolving Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Effective Date (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 3.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurocurrency Loan denominated in Dollars shall be subject to indemnification by the Borrower pursuant to the provisions of Section 5.11 if the deemed payment occurs other than on the last day of the related Interest Periods.

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                                                                              32


       (c) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

       3.2. PROCEDURE FOR REVOLVING LOAN BORROWING. The Borrower may borrow under Section 3.1 during the Revolving Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Original Closing Date shall initially be Base Rate Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurocurrency Loans denominated in Dollars, $3,000,000 or a whole multiple of $500,000 in excess thereof; PROVIDED, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to
Section 3.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

       3.3. SWINGLINE COMMITMENT. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans denominated in Dollars ("SWINGLINE LOANS") to the Borrower; PROVIDED that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Extensions of Credit hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

       (b) The Swingline Loans outstanding under the Existing Credit Agreement on the Effective Date shall constitute Swingline Loans hereunder.

       (c) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the 30th day after such Swingline Loan is made; PROVIDED that, during each calendar month, there shall be at least two consecutive Business Days during which the outstanding balance of the Swingline Loans shall be zero.

       3.4. PROCEDURE FOR SWINGLINE BORROWING; REFUNDING OF SWINGLINE LOANS. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

       (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "REFUNDED SWINGLINE LOANS") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

       (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the "REFUNDING DATE"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "SWINGLINE PARTICIPATION AMOUNT") equal to (i) such Revolving Lender's Revolving Percentage TIMES (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

       (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's PRO RATA portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); PROVIDED, HOWEVER, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

       (e) Each Revolving Lender's obligation to make the Loans referred to in
Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

       3.5. COMMITMENT FEES, ETC. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first of such dates to occur after the date hereof.

       (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

       3.6. TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; PROVIDED that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the

Revolving Loans, Swingline Loans and Foreign Currency Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

       3.7. L/C COMMITMENT. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; PROVIDED that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or a Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, PROVIDED that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

       (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

       (c) The Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall constitute Letters of Credit hereunder.

       3.8. PROCEDURE FOR ISSUANCE OF LETTER OF CREDIT. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

       3.9. FEES AND OTHER CHARGES. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

       (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit to the extent that the fees and expenses associated with the issuance of such Letter of Credit exceed the fronting fee therefore as specified in Section 3.9(a).

       3.10. L/C PARTICIPATIONS. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, the related Reimbursement Obligation shall be converted to Dollars pursuant to Section 3.11 and such L/C Participant shall pay to the Administrative Agent upon demand of such Issuing Lender an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the relevant Issuing Lender.

       (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of such Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, TIMES (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, TIMES (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under

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the Revolving Facility. A certificate of such Issuing Lender submitted to any
L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

       (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with Section 3.10(a), the Administrative Agent or such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by Administrative Agent or such Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent or such Issuing Lender, as the case may be, to it.

       (d) Each L/C Participant's obligation to purchase participating interests pursuant to Section 3.10(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or the Borrower may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in
Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

       3.11. REIMBURSEMENT OBLIGATION OF THE BORROWER. The Borrower agrees to reimburse each Issuing Lender on the Business Day (or the third Business Day in the event of a Foreign Currency draft) next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other reasonable costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds, PROVIDED that if the Borrower does not reimburse such Issuing Lender for any draft paid by such Issuing Lender under any Letter of Credit issued by such Issuing Lender in a Foreign Currency on the date required pursuant to the first sentence of this Section 3.11, such Issuing Lender shall convert such Reimbursement Obligation into Dollars at the rate of exchange then available to such Issuing Lender in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted and the Borrower shall thereafter be required to reimburse such Issuing Lender in Dollars for such Reimbursement Obligation (in the amount so converted). Interest shall be payable on any such amounts denominated in Dollars from the date on which the relevant draft is paid until the relevant Issuing Lender receives payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice,

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                                                                              38


Section 4.5(b) and (ii) thereafter, Section 4.5(c). Interest shall be payable on any such amounts denominated in a Foreign Currency from the date on which the relevant draft is paid until the relevant Issuing Lender receives payment in full or conversion to Dollars as provided herein at the rate determined by the relevant Issuing Lender as its cost of funding such payment. Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing except that, in such event, Borrower is not deemed to have given any representations and warranties pursuant to Section 6.2. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from such Issuing Lender of such drawing under such Letter of Credit.

       3.12. OBLIGATIONS ABSOLUTE. The Borrower's obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender not shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York and UCP 500, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

       3.13. LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining in compliance with UCP 500 that the documents (including

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                                                                              39


each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with the requirements of such Letter of Credit.

       3.14. APPLICATIONS. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

       3.15. FOREIGN CURRENCY SUBFACILITY. (a) Subject to the terms and conditions hereof, the Foreign Currency Lenders agree to make loans (each, a "FOREIGN CURRENCY LOAN") in one or more Foreign Currencies to the Borrower from time to time during the Revolving Commitment Period, PROVIDED that, (i) after giving effect to any such Foreign Currency Loan, the Total Revolving Extensions of Credit at such time do not exceed the Total Revolving Commitments at such time and (ii) after giving effect to such Foreign Currency Loan and the use of proceeds thereof, the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Loans does not exceed the Foreign Currency Sublimit. During the Revolving Commitment Period, the Borrower may borrow, prepay and reborrow Foreign Currency Loans in whole or in part, all in accordance with the terms and conditions hereof.

       (b) The Borrower shall repay all outstanding Foreign Currency Loans on the Revolving Termination Date.

       3.16. PROCEDURE FOR FOREIGN CURRENCY LOAN BORROWINGS. The Borrower may borrow under Section 3.15 during the Revolving Commitment Period on any Business Day, PROVIDED that, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the requested Borrowing
Date) specifying (a) the amount to be borrowed and the Foreign Currency with respect thereto, (b) the requested Borrowing Date and (c) the initial Interest Periods with respect thereto. Upon receipt of such notice, the Administrative Agent shall promptly notify each Foreign Currency Lender thereof and of the amount of such Foreign Currency Lender's Loan to be made as part of the requested borrowing. Each borrowing of Foreign Currency Loans shall be a Eurocurrency Loan in a minimum amount equal to the Foreign Currency Equivalent of $3,000,000 in the relevant Foreign Currency or a whole multiple of $1,000,000. Each Foreign Currency Lender shall make each Foreign Currency Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 A.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purposes for Foreign Currency Loans by notice to the Foreign Currency Lenders. The Administrative Agent will make such Foreign Currency Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account in accordance with instructions provided by the Borrower to the Administrative Agent.

       3.17. FOREIGN CURRENCY LOAN FEES, COMMISSIONS AND OTHER CHARGES. (a) The Borrower shall pay to each Foreign Currency Lender with respect to each Foreign Currency Loan made by such Foreign Currency Lender, for the account of such Foreign Currency Lender, a fronting fee with respect to the period from and including the date of such Foreign Currency Loan to but excluding the date of repayment thereof computed at a rate per annum to be agreed upon by such Foreign Currency Lender and the Borrower on the average daily principal amount

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                                                                              40


of such Foreign Currency Loan outstanding during the period for which such fee is calculated. Such fronting fee shall be payable in the applicable Foreign Currency in arrears on each Fee Payment Date to occur after the making of such Foreign Currency Loan and shall be nonrefundable.

       (b) The Borrower shall pay to the Administrative Agent for the account of the Foreign Currency Participants, a participation fee with respect to each Foreign Currency Loan for the period from and including the date of such Foreign Currency Loan to but excluding the date of repayment thereof, computed at a rate per annum equal to the Applicable Margin in respect of Eurocurrency Loans that are Revolving Loans from time to time in effect on the average daily principal amount of such Foreign Currency Loan outstanding during the period for which such fee is calculated. Such fee shall be shared ratably among the Foreign Currency Participants in accordance with their respective Revolving Percentages. Such commission shall be payable in Dollars (based on the Dollar Equivalent of the amount calculated as set forth in Section 3.2) in arrears on each Fee Payment Date to occur after the making of such Foreign Currency Loan and shall be nonrefundable.

       (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to each Foreign Currency Lender and the Foreign Currency Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section 3.17.

       (d) In addition to the foregoing fees, the Borrower shall pay or reimburse each Foreign Currency Lender and the Administrative Agent for such normal and customary costs and expenses as are incurred or charged by such Foreign Currency Lender or the Administrative Agent in connection with the conversion of any Foreign Currency into Dollars pursuant to Section 3.18.

       3.18. PARTICIPATIONS IN FOREIGN CURRENCY LOANS. (a) Each Foreign Currency Lender irrevocably agrees to grant and hereby grants to each Foreign Currency Participant, and, to induce such Foreign Currency Lender to make Foreign Currency Loans hereunder, each such Foreign Currency Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Foreign Currency Lender, on the terms and conditions set forth below, for such Foreign Currency Participant's own account and risk, an undivided interest equal to such Foreign Currency Participant's Revolving Percentage in such Foreign Currency Lender's obligations and rights under and in respect of each Foreign Currency Loan made by such Foreign Currency Lender hereunder. On any Conversion Date or on any other date if any amount in respect of the principal, interest or fees owing to such Foreign Currency Lender in respect of a Foreign Currency Loan is not paid when due in accordance with the terms of this Agreement, such unpaid amount shall be converted into an amount denominated in Dollars at the applicable Exchange Rate on the date of such conversion, as determined by the Administrative Agent in accordance with the terms hereof (and shall thereafter be denominated in Dollars for purposes of this Agreement), and each such Foreign Currency Participant hereby unconditionally and irrevocably agrees to pay to the Administrative Agent for the account of such Foreign Currency Lender upon demand an amount in Dollars equal to such Foreign Currency Participant's Revolving Percentage of such unpaid amount denominated in Dollars. The Administrative Agent shall promptly forward such amounts to the relevant Foreign Currency Lender. Each

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                                                                              41


Foreign Currency Participant's obligation to make the payment referred to in the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Foreign Currency Participant or the Borrower may have against any Foreign Currency Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or
(v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Lender shall pay the purchase price of its undivided participating interests (as determined by the Administrative Agent) by wire transfer of immediately available funds to the Administrative Agent (and the Administrative Agent shall promptly distribute such funds to the relevant Foreign Currency Lenders).

       (b) If any amount required to be paid by any Foreign Currency Participant to any Foreign Currency Lender pursuant to Section 3.18(a) is not paid to such Foreign Currency Lender when due but is paid within three Business Days after the date such payment is due, such Foreign Currency Participant shall pay to such Foreign Currency Lender on demand an amount equal to the product of (i) such amount, TIMES (ii) the Eurocurrency Rate for Loans denominated in Dollars during the period from and including the date such payment is required to the date on which such payment is immediately available to such Foreign Currency Lender, TIMES (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Foreign Currency Participant pursuant to
Section 3.18(a) is not in fact made available to any Foreign Currency Lender by such Foreign Currency Participant within three Business Days after the date such payment is due, such Foreign Currency Lender shall be entitled to recover from such Foreign Currency Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the rate applicable thereto in accordance with the preceding sentence plus the Applicable Margin in respect of Revolving Loans which are Base Rate Loans. A certificate of any Foreign Currency Lender submitted to any Foreign Currency Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

       (c) Whenever, at any time after any Foreign Currency Lender has received from any Foreign Currency Participant the full amount owing by such Foreign Currency Participant pursuant to and in accordance with Section 3.18(a) in respect of any Foreign Currency Loan, such Foreign Currency Lender receives any payment related to such Foreign Currency Loan (whether directly from the Borrower or otherwise, as the case may be, including proceeds of Collateral applied thereto by such Foreign Currency Lender), or any payment of interest on account thereof, such Foreign Currency Lender will distribute to such Foreign Currency Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that if any such payment received by any Foreign Currency Lender shall be required to be returned by such Foreign Currency Lender, each Foreign Currency Participant shall return to such Foreign Currency Lender the portion thereof previously distributed by such Foreign Currency Lender to it.

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                                                                              42


                    SECTION 4. GENERAL PROVISIONS APPLICABLE
                               TO LOANS AND LETTERS OF CREDIT

       4.1. OPTIONAL PREPAYMENTS. (a) The Borrower may at any time and from time to time prepay the Loans (other than Foreign Currency Loans), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans denominated in Dollars and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans denominated in Dollars or Base Rate Loans; PROVIDED, that if a Eurocurrency Loan denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche C Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

       (b) The Borrower may at any time and from time to time prepay Foreign Currency Loans, in whole or in part, without premium or penalty except as specified in Section 4.11, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days before the date of prepayment) specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.11 and accrued interest to such date on the amount prepaid. Partial prepayments of Foreign Currency Loans shall be in a minimum principal amount equal to the Foreign Currency Equivalent of $1,000,000 in the relevant Foreign Currency or a multiple of the Foreign Currency Equivalent of $100,000 in the relevant Foreign Currency in excess thereof.

       4.2. MANDATORY PREPAYMENTS. (a) If any Capital Stock shall be issued by any Group Member (other than to any other Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied no later than one Business Day following the date of such issuance toward the prepayment of the Tranche C Term Loans as set forth in Section 4.2(e).

       (b) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than one Business Day following the date of such incurrence toward the prepayment of the Tranche C Term Loans as set forth in
Section 4.2(e).

       (c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied no later than one Business Day following such date toward the prepayment of the Tranche C Term Loans as set forth in

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                                                                              43


Section 4.2(e); PROVIDED, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice (including any Reinvestment Notice delivered under the Existing Credit Agreement) shall not exceed $20,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche C Term Loans as set forth in Section 4.2(e).

       (d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2004, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Tranche C Term Loans as set forth in Section 4.2(e). Each such prepayment shall be made on a date (an "EXCESS CASH FLOW APPLICATION DATE") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

       (e) Amounts to be applied in connection with prepayments made pursuant to
Section 4.2 shall be applied to the prepayment of the Tranche C Term Loans in accordance with Section 4.8(b). The application of any prepayment pursuant to
Section 4.2 shall be made, FIRST, to Base Rate Loans and, SECOND, to Eurocurrency Loans. Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

       (f) If, on any Calculation Date, (i) the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Loans exceeds an amount equal to 105% of the Foreign Currency Sublimit or (ii) the Total Revolving Extensions of Credit exceed the Total Revolving Commitments on such date, the Borrower shall, without notice or demand, immediately repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (x) the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Loans does not exceed the Foreign Currency Sublimit and (y) the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid if required hereby and any amounts payable under Section 4.11 in connection therewith. Any prepayment of Revolving Loans shall first be applied to prepay any outstanding Swingline Loans. The Borrower may in lieu of prepaying Foreign Currency Loans in order to comply with this paragraph deposit amounts in the relevant Foreign Currency Currencies in a Cash Collateral Account in accordance with the next succeeding sentence equal to the aggregate principal amount of Foreign Currency Loans required to be prepaid. To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Total Revolving Extensions of Credit at such time exceed the Total Revolving Commitments at such time, the Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount by which Total Revolving Extensions of Credit exceed the Total Revolving Commitments. The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Foreign

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                                                                              44


Currency Loans at the end of the Interest Periods therefor, PROVIDED that, (x) the Administrative Agent shall release to the Borrower from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrower to be in compliance with this paragraph and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. "CASH COLLATERAL ACCOUNT" means an account specifically established by the Borrower with the Administrative Agent for purposes of this
Section 4.2 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 4.2.

       4.3. CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, PROVIDED that any such conversion of Eurocurrency Loans denominated in Dollars may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), PROVIDED that no Base Rate Loan under a particular Facility may be converted into a Eurocurrency Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

       (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurocurrency Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and PROVIDED, FURTHER, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and, if the Borrower shall fail to give such notice of continuation of a Foreign Currency Loan, such Foreign Currency Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

       4.4. LIMITATIONS ON EUROCURRENCY TRANCHES. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to

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$3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

       4.5. INTEREST RATES AND PAYMENT DATES. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day PLUS, in the case of Eurocurrency Loans denominated in Dollars, the Applicable Margin.

       (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate PLUS the Applicable Margin.

       (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section PLUS 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility PLUS 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (A) the rate then applicable to Base Rate Loans under the relevant Facility PLUS 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility PLUS 2%), in the case of amounts that are owing in Dollars, or (B)(I) the Eurocurrency Rate in respect of the relevant Foreign Currency PLUS (II) 2%, in the case of amounts owing that are denominated in Foreign Currencies, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

       (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

       4.6. COMPUTATION OF INTEREST AND FEES. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Foreign Currency Loans denominated in British Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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       (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

       4.7. INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

              (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

              (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility or any Foreign Currency Lender that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

              (c) a Foreign Currency Lender shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period in respect of any Foreign Currency (any such Foreign Currency is referred to as an "AFFECTED FOREIGN CURRENCY"), the Administrative Agent (or the relevant Foreign Currency Lender in the case of clause (c) above) shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders (and, in the case of any notice by a Foreign Currency Lender, the Administrative Agent) as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 4.7 in respect of Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in Dollars shall be continued as Base Rate Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans and (y) in respect of any Foreign Currency Loans, then (i) any Foreign Currency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Foreign Currency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such notice has been withdrawn by the Administrative Agent (or the relevant Foreign Currency Lender in the case of clause (c) above), no further Eurocurrency Loans denominated in Dollars under the relevant Facility or Foreign Currency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

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                                                                              47


       4.8. PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder (other than the Foreign Currency Lenders), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each borrowing by the Borrower from the Foreign Currency Lenders, each payment by the Borrower on account of any fronting fee and any reduction of the Foreign Currency Sublimit shall be made PRO RATA to the Foreign Currency Lenders.

       (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche C Term Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Tranche C Term Loans then held by the Tranche C Lenders. The amount of each principal prepayment of the Tranche C Term Loans shall be applied to reduce the then remaining installments of the Tranche C Term Loans PRO RATA based upon the then remaining principal amount thereof. Amounts repaid or prepaid on account of the Tranche C Term Loans may not be reborrowed.

       (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Foreign Currency Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Foreign Currency Loans then held by the Foreign Currency Lenders.

       (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders or the Foreign Currency Lenders, as applicable, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

       (e) Unless the Administrative Agent shall have been notified in writing by any Lender or Foreign Currency Lender prior to a borrowing that such Lender or Foreign Currency Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender or

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                                                                              48


Foreign Currency Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Foreign Currency Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender or Foreign Currency Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. If such Foreign Currency Lender's share of such borrowing is not made available to the Administrative Agent by such Foreign Currency Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the Borrower.

       (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders or the Foreign Currency Lenders their respective PRO RATA shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Foreign Currency Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent, any Lender or any Foreign Currency Lender against the Borrower.

       4.9. REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

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                                                                              49


              (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

              (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

              (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or participating in Foreign Currency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

       (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; PROVIDED that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and PROVIDED, FURTHER, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

       (c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Foreign Currency Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset

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                                                                              50


or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Foreign Currency Lender of making or maintaining any Foreign Currency Loan in such Foreign Currency, and such Foreign Currency Lender shall deliver to the Borrower a notice requesting compensation under this paragraph, then the Borrower will pay to such Foreign Currency Lender on each Interest Payment Date with respect to each affected Foreign Currency Loan an amount that will compensate such Foreign Currency Lender for such additional cost.

       (d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) setting forth the basis of calculation of such additional amounts shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

       (e) Notwithstanding any other provision of this Agreement, if, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Foreign Currency Lender to make or maintain any Foreign Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 4.9) which would make it impracticable for any Foreign Currency Lenders to make or maintain Foreign Currency Loans denominated in the relevant currency after the date hereof to, or for the account of, the Borrower, then:

              (i) by written notice to the Borrower and to the Administrative Agent, such Foreign Currency Lender or Foreign Currency Lenders may declare that Foreign Currency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Foreign Currency Lender or Foreign Currency Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Loan (in the affected currency or currencies) or to continue a Foreign Currency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Foreign Currency Lender or Foreign Currency Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

              (ii) all outstanding Foreign Currency Loans (in the affected currency or currencies), made by such Foreign Currency Lender or Foreign Currency Lenders shall be repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

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                                                                              51


       (f) For purposes of Section 4.9(e), a notice to the Borrower by any Foreign Currency Lender shall be effective as to each Foreign Currency Loan made by such Foreign Currency Lender, if lawful, on the last day of the Interest Period currently applicable to such Foreign Currency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

       4.10. TAXES. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

       (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

       (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

       (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in
Section 7701(a)(30) of the Code (a "NON-U.S. LENDER") shall deliver to the Borrower and the

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                                                                              52


Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

       (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, PROVIDED that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

       (f) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

       (g) If any Lender or the Administrative Agent receives a refund attributable to any Non-Excluded Taxes or Other Taxes paid by the Borrower or for which the Lender or the Administrative Agent has received payment from the Borrower hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrower the amount of such refund (including any interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED HOWEVER, that the Borrower agrees to repay the amount paid over to the Borrower (PLUS any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In addition, upon a written request by the Borrower, any Lender and the Administrative Agent shall timely execute and deliver to the Borrower such certificates, forms or other documents which can be reasonably furnished consistent with the facts to assist the Borrower in applying for refunds of Non-Excluded Taxes or Other Taxes remitted hereunder, unless to do so will unduly prejudice or cause undue hardship to such Lender or the Administrative Agent (as determined in

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                                                                              53


the reasonable discretion of such Lender or the Administrative Agent). This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

       4.11. INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans pursuant to Section 3.18(a), in each case, on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

       4.12. CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.10(b) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; PROVIDED, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and PROVIDED, FURTHER, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.10(b).

       4.13. REPLACEMENT OF LENDERS. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; PROVIDED that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b), (iv) the replacement financial institution shall purchase, at par, all Loans and

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                                                                              54


other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 4.11 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 11.6, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to
Section 4.9, 4.10(a) or 4.10(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

       4.14. EVIDENCE OF DEBT. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

       (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

       (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

       (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Tranche C Term Loans, Revolving Credit Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or I, respectively, with appropriate insertions as to date and principal amount.

       4.15. ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by

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law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

       4.16. FOREIGN CURRENCY EXCHANGE RATE. (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, PROVIDED that, upon receipt of a borrowing request pursuant to Section 3.16 or a request for a Letter of Credit denominated in a Foreign Currency pursuant to Section 3.8, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency in accordance with the foregoing (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 3.15 with respect to such borrowing request or Application). The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "RESET DATE"), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 3.18(a), 4.7, 11.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

       (b) No later than 5:00 P.M., New York City time, on each Reset Date and each Borrowing Date with respect to Foreign Currency Loans, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date and the aggregate amount of the L/C Obligations then outstanding).

       (c) The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

       To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

         5.1. FINANCIAL CONDITION. (a) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, as amended or restated prior to the Effective Date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2003, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its

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operations and its consolidated cash flows for the six-month period then ended
(subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or disclosed in Sections 5.2 through 5.22. During the period from December 31, 2002 to and including the date hereof there has been no Disposition by the Borrower and its consolidated Subsidiaries of any material part of its business or property.

       (b) The audited consolidated balance sheet of the Target and its consolidated Subsidiaries for the nine months ended September 28, 2002 and the related consolidated statements of income and of cash flows for the nine-month period ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Target and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended. The reviewed unaudited balance sheet of the Target and its consolidated Subsidiaries as at June 28, 2003, and the related reviewed unaudited consolidated statement of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Target and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end adjustments).

       5.2. NO CHANGE. Since December 31, 2002 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

       5.3. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

       5.4. POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any

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Governmental Authority or any other Person is required in connection with the
Acquisition or the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

       5.5. NO LEGAL BAR. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

       5.6. LITIGATION. Except as described on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

       5.7. NO DEFAULT. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

       5.8. OWNERSHIP OF PROPERTY; LIENS. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property material to its business, and, to its knowledge, good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3, and as set forth on Schedule B to each Title Policy.

       5.9. INTELLECTUAL PROPERTY. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the

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knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

       5.10. TAXES. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

       5.11. FEDERAL REGULATIONS. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

       5.12. LABOR MATTERS. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

       5.13. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that would result in a material liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount in relation to the business of the Borrower. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to

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                                                                              59


withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

       5.14. INVESTMENT COMPANY ACT; OTHER REGULATIONS. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

       5.15. SUBSIDIARIES. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Effective Date, (a) Schedule 5.15(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors or other persons and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or, as of the Effective Date, except as disclosed on Schedule 5.15(b).

       5.16. USE OF PROCEEDS. The proceeds of the Tranche C Term Loans shall be used to finance the Acquisition and the Refinancing, to pay fees and expenses related thereto and for general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Foreign Currency Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries.

       5.17. ENVIRONMENTAL MATTERS. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

              (a) the facilities and properties owned, leased or operated by any Group Member (the "SUBJECT PROPERTIES") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

              (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the business operated by any Group Member (the "BUSINESS"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

              (c) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties in violation of, or in a manner or to a location that could

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                                       60


       reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Subject Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

              (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Borrower, will be named as a party with respect to the Subject Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Subject Properties or the Business;

              (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations of any Group Member in connection with the Subject Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws;

              (f) the Subject Properties and all operations at the Subject Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any applicable Environmental Law with respect to the Subject Properties or the Business; and

              (g) no Group Member has assumed or retained any liability of any other Person under Environmental Laws.

       5.18. ACCURACY OF INFORMATION, ETC. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

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                                                                              61


       5.19. SECURITY DOCUMENTS. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock of the Target and its Subsidiaries described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent or such other action is taken with respect to Pledged Stock of Foreign Subsidiaries as specified in the Guarantee and Collateral Agreement, and in the case of the Collateral owned by the Target and its Subsidiaries described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a) for the Target and its Subsidiaries, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Target and its Subsidiaries in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement (other than the Pledged Stock of the Target and its Subsidiaries) stock certificates representing such Pledged Stock having been delivered to the Administrative Agent, together with proper endorsements executed in blank and such other action having been taken with respect to Pledged Stock of Foreign Subsidiaries as specified in the Guarantee and Collateral Agreement, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Collateral owned by the Target and its Subsidiaries), financing statements specified on Schedule 5.19(a) having been filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

       (b) Each Mortgage (as amended by the respective Mortgage Amendment) is effective to create in favor of the Administrative Agent, for the benefit of the Lenders (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages or Mortgage Amendments, as applicable, are filed in the offices specified on Schedule 5.19(b), such Mortgage or Existing Mortgage (as amended by the respective Mortgage Amendment), as the case may be, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage or Existing Mortgage (as amended by the respective Mortgage Amendment)), in each case prior and superior in right to any other Person, subject to the exceptions set forth on Schedule B to the applicable Title Policy and the Liens permitted under Section 8.3. Schedule 1.1(a) lists each parcel of real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Effective Date.

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                                                                              62


       5.20. SOLVENCY. Each Loan Party is, and after giving effect to the Acquisition and the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

       5.21. SENIOR INDEBTEDNESS. The Obligations (x) constitute "Senior Debt" and "Designated Senior Debt" of the Borrower under and as defined in the Senior Subordinated Note Indenture and (y) are the only existing "Designated Senior Debt" under the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "GUARANTOR SENIOR DEBT" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

       5.22. REGULATION H. As of the Effective Date, except as specified on
Schedule 5.22, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

       5.23. MATERIAL CONTRACTS. (a) As of the Effective Date, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of each party thereto enforceable in accordance with its terms and
(ii) no Group Member is in default of any material provision of any Material Contract.

       (b) To the best knowledge of the Borrower, (i) there has been no default, breach or other violation of any Material Contract and (ii) no Governmental Authority has any basis for terminating any Material Contract other than customary termination provisions relating to convenience and other similar provisions, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

       (c) To the best knowledge of the Borrower, no Governmental Authority has delivered notice of or otherwise demonstrated its intention to exercise its option to terminate a Material Contract on the basis of clause (b)(ii) above between itself and any of the Group Members, except for any such termination that could not reasonably be expected to have a Material Adverse Effect.

       (d) Schedule 5.23 sets forth each material contract between any Group Member and any Governmental Authority in effect on the Effective Date.

                         SECTION 6. CONDITIONS PRECEDENT

       6.1. CONDITIONS TO INITIAL EXTENSION OF CREDIT. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date (but in any event no later than March 31, 2004), of the following conditions precedent:

              (a) CREDIT AGREEMENT; GUARANTEE AND COLLATERAL AGREEMENT. The Syndication Agent shall have received (i) this Agreement executed and delivered by each Agent and

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                                                                              63


       the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) with respect to each Tranche C Term Lender, either (x) an Addendum executed and delivered by such Tranche C Term Lender and accepted by the Borrower or (y) a Conversion Notice delivered by such Lender pursuant to Section 2.1(b) and
       (v) with respect to each Revolving Lender which is providing a portion of the Revolving Commitment Increase, an Addendum executed and delivered by such Revolving Lender.

              (b) REQUIRED LENDERS UNDER EXISTING CREDIT AGREEMENT. The Syndication Agent shall have received written consents from Lenders (as defined in the Existing Credit Agreement) which constitute Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (it being agreed that the execution of a Lender Addendum or the delivery of a Conversion Notice by a Lender shall constitute such written consent).

              (c) ACQUISITION, ETC. The following transactions shall have been consummated:

                     (i) the Acquisition shall have been consummated in all
              material respects in accordance with all applicable law and the Acquisition Agreement, and no material provision thereof shall have been amended, waived or otherwise modified without the prior written consent of the Syndication Agent;

                     (ii) the Acquisition shall have been consummated for
              aggregate consideration not exceeding $143,000,000 (PLUS the assumption of, or issuance of indemnities related to, a letter of credit, certain Guarantee Obligations and up to $58,000,000 of surety bonds and up to $5,000,000 of other Indebtedness and subject to post-closing working capital adjustments described in the Acquisition Agreement) pursuant to the Acquisition Agreement;

                     (iii) the Syndication Agent shall have received
              satisfactory evidence that all the existing Indebtedness of the Target and its Subsidiaries shall be repaid in connection with the Acquisition (other than the assumption of, or issuance of indemnities related to, a letter of credit, certain Guarantee Obligations and up to $58,000,000 of surety bonds and other assumed Indebtedness in a principal amount not exceeding $5,000,000); and

                     (iv) the Administrative Agent and the Syndication Agent
              shall be satisfied that the Consolidated EBITDA of the Target and its Subsidiaries for the twelve-month period most recently ended prior to the Effective Date for which the relevant financial information is available (which may be unaudited) shall equal at least $25,0000,000 from planned continuing operations, and the Borrower shall have provided support for such calculation of a nature that is satisfactory to the Syndication Agent (and, in any event, in conformity with Regulation S-X).

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              (d) FINANCIAL STATEMENTS. (i) The Lenders shall have received (x)
       audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2001 and 2002 fiscal years and (y) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (x) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum (such receipt and judgment to be evidenced by such Lender's execution of this Agreement).

                     (ii) The Lenders shall have received (a) the audited
              consolidated financial statements of the Target and its consolidated Subsidiaries for the nine months ended September 28, 2002 and (b) the reviewed financial statements of the Target for the nine months ended June 28, 2003.

              (e) APPROVALS. All governmental and third party approvals (including landlords' and other consents) necessary or advisable in connection with the Acquisition, the Refinancing and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the Acquisition, the Refinancing or the financing contemplated hereby.

              (f) LIEN SEARCHES. The Syndication Agent and the Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Target and its Subsidiaries are located, and such search shall reveal no liens on any of the assets of the Target and its Subsidiaries except for liens permitted by Section 8.3 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Syndication Agent and the Administrative Agent.

              (g) FEES. (i) Unless otherwise agreed by the relevant Revolving Lender (as defined in the Existing credit Agreement), the Administrative Agent shall have received for the account of each Revolving Lender (as defined under the Existing Credit Agreement) that executes and delivers a Lender Addendum prior to 5:00 P.M., on November 3, 2003 a fee equal to 0.125% of such Lender's Revolving Commitment (as defined in the Existing Credit Agreement) on the Effective Date.

                     (ii) The Lenders and the Agents shall have received all
              fees required to be paid in respect of this Agreement, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) in respect of this Agreement, on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Syndication Agent on or before the Effective Date.

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                  (h) CLOSING CERTIFICATES. The Syndication Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) a certificate of the Borrower, dated the Effective Date, certifying that the representations set forth in Section 5.23 are true and correct on and as of the Effective Date without giving effect to the Material Adverse Effect qualifications set forth therein.

              (i) LEGAL OPINIONS. The Syndication Agent shall have received the following executed legal opinions:

                     (i) the legal opinion of Kramer Levin Naftalis & Frankel
              LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

                     (ii) the legal opinion of Martin E. Schloss, general
              counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

                     (iii) the legal opinion of local counsel in each of Georgia and Connecticut and of such other special and local counsel as may be required by the Syndication Agent.

       Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Syndication Agent may reasonably require.

              (j) PLEDGED STOCK; STOCK POWERS; PLEDGED NOTES. The Administrative Agent shall have received, to the extent not previously delivered, (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof or such other action is taken with respect to Pledged Stock of Foreign Subsidiaries as specified in the Guarantee and Collateral Agreement.

              (k) FILINGS, REGISTRATIONS AND RECORDINGS. To the extent not previously delivered, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Syndication Agent or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

              (l) MORTGAGES, ETC. (i) The Syndication Agent shall have received a Mortgage Amendment with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

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                     (ii) In respect of each Existing Title Policy, an
              endorsement or endorsements (collectively, the "ENDORSEMENTS") or marked up unconditional binder for the issuance of such Endorsements dated on or about the Effective Date. Each of the Endorsements shall modify the relevant Existing Title Policy to
              (A) insure that the Existing Mortgage (as amended) insured thereby continues to be a valid first Lien on the relevant Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by Section 8.3 and as disclosed therein; (B) name the Administrative Agent for the benefit of the Lenders (as defined in the Guarantee and Collateral Agreement) as the insured thereunder; and (C) be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each of the Endorsements, and all charges for mortgage recording tax and all related expenses, if any, have been paid. The Administrative Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the Endorsements referred to in this subsection and a copy of all other documents affecting the Mortgaged Property encumbered by the Existing Mortgage (as amended) as shall have been reasonably requested by the Administrative Agent.

              (m) INSURANCE. The Syndication Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

              (n) ENVIRONMENTAL MATTERS. Each of the Lenders shall be satisfied with the environmental condition of the real property owned or leased by the Target and its Subsidiaries.

              (o) PATRIOT ACT. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including, without limitation, the United States PATRIOT Act, to the extent reasonably requested through the Syndication Agent within a reasonable period of time prior to the Effective Date.

              (p) EXITING LENDERS; REPAYMENT OF LOANS UNDER EXISTING CREDIT AGREEMENT. (A) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Lenders (as defined in the Existing Credit Agreement) which will not become parties hereto (and will not have a Revolving Commitment or Tranche C Term Commitment hereunder) (the "EXITING LENDERS") shall have been or shall concurrently be relieved of all obligations in respect of their Commitments (as defined in the Existing Credit Agreement), (ii) each Exiting Lender's Revolving Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable under the Existing Credit Agreement to but excluding the Effective Date, (iii) each Exiting Term Lender's Existing Term Loan outstanding under the Existing Credit Agreement shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable under the Existing Credit Agreement to but excluding the Effective Date and (iv) each Term Lender's (as defined in the Existing Credit Agreement) Existing Term Loan outstanding under the

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                                                                              67


       Existing Credit Agreement shall have been or shall concurrently be repaid to the extent that its principal amount, together with any accrued interest thereon and any accrued fees payable under the Existing Credit Agreement to but excluding the Effective Date, exceeds the amount of such Term Lender's Tranche C Term Commitment hereunder and (B) the Administrative Agent shall have received, on behalf of each Lender under the Existing Credit Agreement, all accrued interest and fees (including the commitment fee required to be paid pursuant to Section 3.5) in favor of such Lender pursuant to the Existing Credit Agreement to but excluding the Effective Date.

       6.2. CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

       (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

       (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 6.2 have been satisfied.

                        SECTION 7. AFFIRMATIVE COVENANTS

       The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

       7.1. FINANCIAL STATEMENTS. Furnish to the Administrative Agent for distribution to each Lender:

              (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

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                                                                              68


              (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP.

       7.2. CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (h), to the relevant Lender):

              (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

              (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Original Closing Date);

              (c) as soon as available, and in any event no later than 30 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the "PROJECTIONS"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe

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                                                                              69


       that such Projections are incorrect in any material respect in light of the circumstances under which such estimates and assumptions were made;

              (d) if at any time the Borrower is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, within 90 days after the end of each fiscal year of the Borrower and within 45 days after the end of each other fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

              (e) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;

              (f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports the Borrower may make to, or file with, the SEC;

              (g) within five days after receipt by the Borrower or any of its Subsidiaries, the audited consolidated financial statements of the Target and its Subsidiaries for the fiscal year ended September 27, 2003; and

              (h) promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

       7.3. PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

       7.4. MAINTENANCE OF EXISTENCE; COMPLIANCE. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

       7.5. MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event

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                                       70


public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

       7.6. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with responsible officers of the Group Members and with their independent certified public accountants, PROVIDED that, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations by any such Lender shall be coordinated through the Administrative Agent and shall not exceed two visits each year.

       7.7. NOTICES. Promptly give notice to the Administrative Agent, the Syndication Agent and each Lender of:

              (a) the occurrence of any Default or Event of Default;

              (b) any (i) default or event of default under any Contractual Obligation of any Group Member of which any Group Member has knowledge or notice or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority of which any Group Member has knowledge or notice, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

              (c) any litigation or proceeding affecting any Group Member of which any Group Member has knowledge or notice (i) in which the amount involved is $2,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

              (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
       (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan if the Borrower could reasonably be expected to incur any material liabilities as a result of any such event or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan if the Borrower could reasonably be expected to incur any material liabilities as a result of any such event; and

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                                                                              71


              (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

       7.8. ENVIRONMENTAL LAWS. (a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

       (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, PROVIDED, HOWEVER, that the Borrower shall not be deemed in violation of this clause (b) if it promptly challenges any such order or directive of any Governmental Authorities in a manner consistent with Environmental Laws and pursues such challenge or challenges diligently and the pendency of such challenges, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

       (c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to, or to materially affect any real property owned or operated by, any Group Member; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Group Member.

       7.9. ADDITIONAL COLLATERAL, ETC. (a) With respect to any property acquired after the Effective Date by any Group Member (other than (x) any property described in paragraph (b), (c), (d), or (e) below, (y) any property subject to a Lien expressly permitted by Section 8.3(m) or 8.3(p)) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly
(i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and
(ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

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                                                                              72


       (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Effective Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(m) and (z) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       (c) With respect to any new Subsidiary (other than a Foreign Subsidiary or a non-Wholly Owned Subsidiary) created or acquired after the Effective Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or any non-Wholly Owned Subsidiary that provides a guarantee of any Indebtedness of the Borrower or any of its Subsidiaries (other than the Loans) after the Effective
Date), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member or take such other action with respect to Pledged Stock of Foreign Subsidiaries necessary to perfect the first priority security interest of the Administrative Agent in such Pledged Stock, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       (d) With respect to any Domestic Subsidiary created or acquired after the Effective Date by any Group Member that does not become a Subsidiary Guarantor pursuant to Section 7.9(c), promptly (i) execute and deliver to the Administrative Agent such amendments to

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                                                                              73


the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       (e) With respect to any new Foreign Subsidiary created or acquired after the Effective Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (PROVIDED that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, or take such other action with respect to Pledged Stock of Foreign Subsidiaries necessary to perfect the first priority security interest of the Administrative Agent in such Pledged Stock, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       7.10. FURTHER ASSURANCES. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

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                                                                              74


                          SECTION 8. NEGATIVE COVENANTS

       The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

       8.1. FINANCIAL CONDITION COVENANTS.

       (a) CONSOLIDATED LEVERAGE RATIO. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:


                                                             CONSOLIDATED
                 FISCAL QUARTER                             LEVERAGE RATIO
                 --------------                             --------------
           September 30, 2003                                3.75 to 1.00
           December 31, 2003                                 3.75 to 1.00
           March 31, 2004                                    3.50 to 1.00
           June 30, 2004                                     3.50 to 1.00
           September 30, 2004                                3.25 to 1.00
           December 31, 2004                                 3.25 to 1.00
           March 31, 2005                                    3.25 to 1.00
           June 30, 2005                                     3.25 to 1.00
           September 30, 2005                                3.00 to 1.00
           December 31, 2005                                 3.00 to 1.00
           March 31, 2006                                    3.00 to 1.00
           June 30, 2006                                     3.00 to 1.00
           September 30, 2006                                3.00 to 1.00
           December 31, 2006 and thereafter                  3.00 to 1.00

       (b) CONSOLIDATED INTEREST COVERAGE RATIO. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:


                                                     CONSOLIDATED INTEREST
               FISCAL QUARTER                           LEVERAGE RATIO
               --------------                           --------------
           September 30, 2003                            3.25 to 1.00
           December 31, 2003                             3.50 to 1.00
           March 31, 2004                                3.50 to 1.00
           June 30, 2004                                 3.50 to 1.00
           September 30, 2004                            3.75 to 1.00
           December 31, 2004                             3.75 to 1.00

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                                                                              75


                                                     CONSOLIDATED INTEREST
               FISCAL QUARTER                           LEVERAGE RATIO
               --------------                           --------------
           March 31, 2005                                3.75 to 1.00
           June 30, 2005                                 3.75 to 1.00
           September 30, 2005                            3.75 to 1.00
           December 31, 2005                             3.75 to 1.00
           March 31, 2006                                3.75 to 1.00
           June 30, 2006                                 3.75 to 1.00
           September 30, 2006                            3.75 to 1.00
           December 31, 2006 and thereafter              3.75 to 1.00

       (c) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:


              FISCAL QUARTER                       CHARGE COVERAGE RATIO
              --------------                       ---------------------
           September 30, 2003                          1.70 to 1.00
           December 31, 2003                           1.70 to 1.00
           March 31, 2004                              1.70 to 1.00
           June 30, 2004                               1.70 to 1.00
           September 30, 2004                          1.75 to 1.00
           December 31, 2004                           1.75 to 1.00
           March 31, 2005                              1.75 to 1.00
           June 30, 2005                               1.75 to 1.00
           September 30, 2005                          1.80 to 1.00
           December 31, 2005                           1.80 to 1.00
           March 31, 2006                              1.80 to 1.00
           June 30, 2006                               1.80 to 1.00
           September 30, 2006                          1.85 to 1.00
           December 31, 2006 and thereafter            1.85 to 1.00

       (d) CONSOLIDATED SENIOR DEBT RATIO. Permit the Consolidated Senior Debt Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:


                                                         CONSOLIDATED SENIOR
                 FISCAL QUARTER                               DEBT RATIO
                 --------------                               ----------
           September 30, 2003                                3.00 to 1.00
           December 31, 2003                                 3.00 to 1.00

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                                                                              76


                                                         CONSOLIDATED SENIOR
                 FISCAL QUARTER                               DEBT RATIO
                 --------------                               ----------
           March 31, 2004                                    3.00 to 1.00
           June 30, 2004                                     3.00 to 1.00
           September 30, 2004                                2.75 to 1.00
           December 31, 2004                                 2.75 to 1.00
           March 31, 2005                                    2.75 to 1.00
           June 30, 2005                                     2.75 to 1.00
           September 30, 2005                                2.50 to 1.00
           December 31, 2005                                 2.50 to 1.00
           March 31, 2006                                    2.50 to 1.00
           June 30, 2006                                     2.50 to 1.00
           September 30, 2006                                2.50 to 1.00
           December 31, 2006 and thereafter                  2.50 to 1.00

       8.2. INDEBTEDNESS. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

              (a) Indebtedness of any Loan Party pursuant to any Loan Document;

              (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and
       (iv) subject to Sections 8.8(j) and (p), of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor;

              (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Sections 8.8(j) and
       (p), of any Non-Guarantor Subsidiary;

              (d) Indebtedness outstanding on the date hereof and listed on
       Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

              (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(m) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

              (f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $65,584,125 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, PROVIDED that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

              (g) Hedge Agreements permitted by Section 8.16;

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                                                                              77


              (h) additional Indebtedness of the Borrower or any of the Subsidiary Guarantors in an aggregate principal amount (for the Borrower and all Subsidiary Guarantors) not to exceed $20,000,000 at any one time outstanding;

              (i) Indebtedness of Scientific Games International Limited ("SGIL")in respect of mortgage financing of real property and improvements located in Quayside Thwaitgate, Leeds LS10, England (the "UK PROPERTY") and any equipment located on the UK Property, including costs, fees and expenses related to such Indebtedness in an aggregate amount not to exceed $20,000,000 at any one time outstanding, PROVIDED that, such Indebtedness is recourse solely to the UK Property and the equipment located on the UK Property;

              (j) additional Indebtedness of Foreign Subsidiaries and Non-Guarantor Subsidiaries in an aggregate principal amount (for all such Foreign Subsidiaries) not to exceed $15,000,000 at any one time outstanding, PROVIDED that, any such Indebtedness is non-recourse to the Borrower and its Domestic Subsidiaries;

              (k) Indebtedness consisting of indemnities relating to surety bonds issued in the ordinary course of business; and

              (l) Indebtedness of the Target assumed in connection with the Acquisition in an aggregate principal amount not exceeding $5,000,000 and any renewal, refinancing, refunding or extension thereof, PROVIDED that,
       (x) such Indebtedness was not incurred or created in connection with or in anticipation of the Acquisition and (y) the principal amount of such Indebtedness is not increased pursuant to any such renewal, extension, refunding or refinancing.

       8.3. LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

              (a) Liens for taxes, assessments, governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

              (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, statutory bank liens, rights of set-off or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

              (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and letters of credit issued in lieu of such deposits in the ordinary course of business;

              (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

              (f) attachment or judgment Liens not constituting an Event of Default under Section 9; PROVIDED that such Lien is released within 60 days after the entry thereof;

              (g) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; PROVIDED that, such Liens do not encumber any property other than the goods subject to such customs duties;

              (h) zoning or similar laws or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

              (i) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

              (j) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

              (k) Liens securing Indebtedness of any Non-Guarantor Subsidiary permitted by (i) Section 8.2(i), to the extent such Lien encumbers only the UK Property and the equipment located on the UK Property and (ii)
       Section 8.2(j), to the extent such Lien does not at any time encumber any property other than the property of such Non-Guarantor Subsidiary;

              (l) Liens in existence on the date hereof listed on Schedule 8.3(l), securing Indebtedness permitted by Section 8.2(d), PROVIDED that no such Lien is spread to cover any additional property after the Original Closing Date and that the amount of Indebtedness secured thereby is not increased;

              (m) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition or manufacture of fixed or capital assets, PROVIDED that (i) such Liens shall be created within 90 days of the acquisition or manufacture of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and
       (iii) the amount of Indebtedness secured thereby is not subsequently increased;

              (n) Liens created pursuant to the Security Documents;

              (o) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

              (p) Liens securing Indebtedness of the Borrower or any Subsidiary Guarantors incurred pursuant to Section 8.2(h) so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $15,000,000 at any one time;

              (q) Liens on instant ticket vending machines and related assets created in connection with capital leases assumed pursuant to the Acquisition securing Indebtedness permitted by Section 8.3(l), PROVIDED that (i) such Liens existed at the time of the Acquisition and were not created in anticipation of the Acquisition and (ii) no such Lien is spread to cover any additional property after the Effective Date and the amount of Indebtedness secured thereby is not increased; and

              (r) Liens in favor of surety bond providers securing performance and indemnity obligations of the Group Members to such providers in connection with surety bonds issued in the ordinary course of business to support performance obligations (not including Indebtedness) of such Group Members under contracts entered into in the ordinary course of business (any such surety bond, a "SECURED SURETY BOND"), PROVIDED that,
       (i) to the extent that any such Lien becomes secured and perfected on a first priority basis, the Borrower or any of its Subsidiaries shall cause, within 75 days after the date that is the earlier of (A) the date that the Borrower or any of its Subsidiaries becomes aware of a default under a contract in respect of which a Secured Surety Bond has been issued or (B) the date that the Borrower or any of its Subsidiaries becomes aware that such Lien has become so perfected, either (x) such Lien to be released or terminated or (y) such Lien to be junior to the Liens created pursuant to the Security Documents on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) the terms of any such Lien shall provide, at the time provision is made for the granting of such Lien, that such Lien shall only become effective upon the occurrence of a default in respect of the related contract for which a Secured Surety Bond has been issued or a bankruptcy or similar event with respect to the relevant Group Members.

       8.4. FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

              (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (PROVIDED that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(j), with or into any Foreign Subsidiary or Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may be merged or consolidated with another Non-Guarantor Subsidiary without limitation;

              (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Sections 8.8(j) and (p), any Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Non-Guarantor Subsidiary without limitation; and

              (c) any Subsidiary may liquidate, wind up or dissolve after the Disposition of all of its assets as set forth in Section 8.4(b).

       8.5. DISPOSITION OF PROPERTY. Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

              (a) the Disposition of obsolete or worn out Property in the ordinary course of business;

              (b) the sale of inventory in the ordinary course of business;

              (c) Dispositions permitted by Section 8.4(b);

              (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor;

              (e) (i) the Disposition of other Property (other than any sale of less than all of the Capital Stock of any Subsidiary then owned by the Group Members) or (ii) the Disposition of minority interests in joint ventures or any Non-Guarantor Subsidiary, having a fair market value not to exceed $20,000,000 in the aggregate for any fiscal year of the Borrower, PROVIDED that, (A) the aggregate amount of all such Dispositions shall not exceed $60,000,000 during the term of this Agreement, (B) the consideration received in any such Disposition shall be in an amount at least equal to the fair market value of such Property,
       (C) at least 80% of the consideration received in any such Disposition shall be in cash, PROVIDED that the amount of such consideration required to be paid in cash may be reduced to 50% so long as the remaining portion of such consideration is comprised of debt or equity securities of the acquiring Person; and PROVIDED FURTHER that Dispositions of other Property for an amount of up to $2,000,000 in any fiscal year shall not be subject to this clause (C), and (D) the Net Cash Proceeds of any such Dispositions shall be applied to prepay Tranche C Term Loans to the extent required pursuant to Section 4.2(c); and

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                                                                              81


              (f) the Disposition of contracts of the Target acquired in the Acquisition with foreign counterparties specified in Schedule 8.5(f) to Autotote Worldwide Services Ltd. (or another newly created Foreign Subsidiary directly owned by the Borrower or a Subsidiary Guarantor) in exchange for a promissory note in favor of the Target; PROVIDED that such promissory note shall be pledged to the Administrative Agent pursuant to
       Section 7.9(a).

       8.6. RESTRICTED PAYMENTS. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "RESTRICTED PAYMENTS"), except that:

              (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

              (b) the Borrower may repurchase (x) shares of its Capital Stock to the extent that such repurchase is deemed to occur upon the exercise of stock options to acquire the Borrower's common stock or similar arrangements to acquire common stock; PROVIDED that, such repurchased Capital Stock represent a portion of the exercise price thereof and, PROVIDED further, that, no cash is expended (or obligation to expend cash is incurred) by the Borrower or any of its subsidiaries pursuant to this clause (x), and (y) shares of the Borrower's Capital Stock held by directors, executive officers, members of management or employees of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such directors, executive officers, members of management or employees, so long as (1) immediately prior to, and after giving effect to such repurchase, no Default or Event of Default shall have occurred or is continuing and (2) the aggregate amount of cash expended by the Borrower pursuant to this clause (y) does not exceed $2,000,000 in any fiscal year of the Borrower;

              (c) the Borrower may make withholding tax payments on behalf of the holders of the Convertible Preferred Stock solely to the extent required in connection with the payment by the Borrower of payment-in-kind dividends on the Convertible Preferred Stock; PROVIDED that, the aggregate amount of such withholding tax payments made by the Borrower shall not exceed (x) $1,000,000 during any fiscal year of the Borrower or (y) $5,000,000 during the period from the Original Closing Date through and including December 31, 2005, and, PROVIDED FURTHER, that prior to the Borrower making any such withholding tax payments in any fiscal year, the holders of the Convertible Preferred Stock shall have previously made, or transferred to the Borrower adequate funds so that the Borrower may make on behalf of the holders of the Convertible Preferred Stock, withholding tax payments in an amount equal to at least 10% of the fair market value of such payment-in-kind dividends;

              (d) the Borrower may pay cash dividends on its Convertible Preferred Stock in an aggregate amount not to exceed the then unused Permitted Expenditure Amount at such time (after giving effect to any concurrent uses thereof), PROVIDED that, (x) no Default or Event of Default shall have occurred and be continuing immediately prior to and after giving effect to such Restricted Payment and (y) after giving effect to the proposed Restricted Payment and any repurchase or redemption of the Senior Subordinated Notes pursuant to Section 8.9(a) on the date of such Restricted Payment, if applicable, the Consolidated Senior Debt Ratio on a PRO FORMA basis shall be at least 0.5 below the then current level required by Section 8.1(d); and

              (e) the Borrower may make Restricted Payments to pay payment-in-kind dividends on its Convertible Preferred Stock.

       8.7. CAPITAL EXPENDITURES. Make any Capital Expenditure, except:

              (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business (other than Capital Expenditures permitted by Section 8.7(b)) in an aggregate amount not exceeding $35,000,000 in any fiscal year of the Borrower; PROVIDED, that (i) 50% of any amount not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, FIRST, in respect of amounts permitted for such fiscal year as provided above and, SECOND, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above;

              (b) Capital Expenditures of the Borrower and its Subsidiaries in connection with any New Contract in an aggregate amount for each contract not exceeding the sum of (i) $30,000,000 PLUS (ii) the then unused Permitted Expenditure Amount at such time (after giving effect to any concurrent uses thereof), PROVIDED that, no Default or Event of Default shall have occurred and be continuing at the time the Borrower and its Subsidiaries enters into such new contract;

              (c) Capital Expenditures of the Borrower and its Subsidiaries in connection with any New Pari-Mutuel Contract or a New Co-Operative Services Contract in an aggregate amount for each contract not exceeding the sum of (i) $10,000,000 PLUS (ii) the then unused Permitted Expenditure Amount at such time (after giving effect to any concurrent uses thereof), provided that, no Default or Event of Default shall have occurred and be continuing at the time the Borrower and its Subsidiaries enters into such new contract; and

              (d) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

       8.8. INVESTMENTS. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes,

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                                                                              83


debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "INVESTMENTS"), except:

              (a) extensions of trade credit in the ordinary course of business;

              (b) (i) Investments in Cash Equivalents and (ii) other Investments in Foreign Currencies held in the ordinary course of business in the aggregate amount not to exceed the Dollar Equivalent of $1,000,000 at any time, which Investments would otherwise constitute Cash Equivalents but for the sovereign debt rating of the country issuing such Foreign Currency;

              (c) Guarantee Obligations permitted by Section 8.2;

              (d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

              (e) Investments consisting of Capital Expenditures permitted by
       Section 8.7;

              (f) Investments outstanding on the date hereof and listed on
       Schedule 8.8(f);

              (g) Investments consisting of non-cash consideration received by the Borrower and its Subsidiaries in connection with any Disposition of assets permitted under Section 8.5(e) in an aggregate amount not to exceed $15,000,000 at any one time outstanding (determined without regard to any write-downs or write-offs thereof);

              (h) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

              (i) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

              (j) intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is a Non-Guarantor Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Non-Guarantor Subsidiary, loans made to any such Non-Guarantor Subsidiary and Investments resulting from mergers with or sales of assets to any such Non-Guarantor Subsidiary) in an aggregate amount (valued at cost) not to exceed $25,000,000 at any one time outstanding during the term of this Agreement, excluding the amount of any such Investment in a Foreign Subsidiary that is a holding company with no material assets, liabilities or operations (a "FOREIGN HOLDCO") other than an equity Investment in another Foreign Subsidiary that is a direct, wholly-owned Subsidiary of such Foreign Holdco ("FOREIGN HOLDCO SUBSIDIARY") to the extent such Investment by the Borrower or such Subsidiaries in Foreign Holdco is equal to or less than the equity Investment of Foreign Holdco in such Foreign Holdco Subsidiary;

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                                                                              84


              (k) Investments consisting of acquisitions of Capital Stock or assets pursuant to a Permitted Acquisition, PROVIDED that, (x) the aggregate amount of cash consideration paid for all such acquisitions shall not exceed $100,000,000 during the term of this Agreement, (y) the aggregate amount of any such Investment or series of Investments in any Domestic Subsidiary shall not exceed $60,000,000 and (z) the aggregate amount of all such Investments in Non-Guarantor Subsidiaries shall not exceed $30,000,000 during the term of this Agreement;

              (l) Investments in joint ventures (other than pursuant to Section 8.8(j)) in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower; PROVIDED that, (i) 50% of any amount not so expended in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Investments made pursuant to this clause (l) during any fiscal year shall be deemed made, FIRST, in respect of amounts permitted for such fiscal year as provided above and, SECOND, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above;

              (m) minority Investments in the securities of any trade creditor, wholesaler, supplier or customer received pursuant to any plan of reorganization or similar arrangement of such trade creditor, wholesaler, supplier or customer, as applicable;

              (n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement;

              (o) the Acquisition;

              (p) intercompany Investments by the Borrower and its Subsidiaries (other than pursuant to Section 8.8(j)), consisting of promissory notes issued in connection with Dispositions permitted by Section 8.5(f); and

              (q) Investments that will fund Supplemental Executive Retirement Plan liabilities as approved by the board of directors of the Borrower.

       8.9. OPTIONAL PAYMENTS AND MODIFICATIONS OF CERTAIN DEBT INSTRUMENTS. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes or the Convertible Preferred Stock, PROVIDED that, the Borrower may repurchase or redeem Senior Subordinated Notes in an aggregate principal amount not to exceed an amount equal to the then unused Permitted Expenditure Amount at such time (after giving effect to any concurrent uses thereof) so long as, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to the proposed repurchase or redemption of the Senior Subordinated Notes or any Restricted Payment made pursuant to Section 8.6(d) on the date of such repurchase or redemption, if applicable, the Consolidated Senior Debt Ratio on a PRO FORMA basis shall be at least 0.5 below the then current level required by
Section 8.1(d), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change

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to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would eliminate any covenant or make any covenant less restrictive and (ii) does not involve the payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Convertible Preferred Stock (other than any such amendment, modification, waiver or other change that (x) (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon or would eliminate any covenant or make any covenant less restrictive and (ii) does not involve the payment of a consent fee or (y) is otherwise not material or adverse to the Lenders as determined by the Administrative Agent in its sole discretion), (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "DESIGNATED SENIOR DEBT" (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or (e) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock Purchase Agreement, other than any amendment, modification, waiver or other change that is neither material or adverse to the Lenders.

       8.10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is
(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

       8.11. SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, other than any such arrangement that (i) if such arrangement is a Capital Lease Obligation, is permitted pursuant to Section 8.2(e), (ii) the consideration received from such arrangement is at least equal to the fair market value of the property sold as determined in good faith by the Borrower's board of directors, PROVIDED that prior consent of the board of directors shall be obtained if such fair market value was determined to be in excess of $1,000,000 and (iii) the Net Cash Proceeds derived from such arrangement shall be applied toward the prepayment of the Tranche C Term Loans as set forth in Section 4.2(c).

       8.12. CHANGES IN FISCAL PERIODS. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

       8.13. NEGATIVE PLEDGE CLAUSES. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter

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acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Liens or Capital Lease Obligations otherwise permitted under Sections 8.3(l), (m) and (o), PROVIDED that, in each case, any prohibition or limitation shall only be effective against the assets financed thereby, (c) to the extent existing on the Effective Date, contracts with customers prohibiting Liens on any equipment used in the performance of any such contracts set forth on Schedule 8.13(c), (d) to the extent existing on the Effective Date, contracts with customers prohibiting the assignment of such contracts or proceeds owing thereunder set forth on Schedule 8.13(d) and (e) to the extent contracts of the type described in clause (c) or (d) hereof are entered into after the Effective Date, any such contracts (and any renewals thereof) so long as the aggregate value of the assets subject to such prohibitions, in each case as set forth on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP, shall not exceed 5% of the aggregate value of all assets set forth on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP.

       8.14. CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

       8.15. LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto and business utilizing the same or similar technology.

       8.16. HEDGE AGREEMENTS. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into by the Borrower to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest or currency rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

       8.17. AMENDMENTS TO ACQUISITION AGREEMENT. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Agreement such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or

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(b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Agreement or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Effective Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

                          SECTION 9. EVENTS OF DEFAULT

       If any of the following events shall occur and be continuing:

              (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

              (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

              (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

              (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

              (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
       (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee

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       Obligation) to become payable; PROVIDED, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

              (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

              (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
       (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or

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       conditions, if any, could, in the reasonable judgment of the Required
       Lenders, reasonably be expected to have a Material Adverse Effect; or

              (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

              (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

              (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

              (k) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

              (l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert in writing; or

              (m) any Group Member defaults in the observation or performance of any agreement or condition contained in one or more contracts with respect to which Secured Surety Bonds have been issued resulting in a notice or notices of claims submitted under the Secured Surety Bonds and the aggregate amount of such claims exceed $20,000,000 at any time outstanding and such defaults shall either (x) be continuing for a period of 30 days or more or (y) have resulted in the provider of the relevant Secured Surety Bonds taking any enforcement action in respect of the Lien securing such Secured Surety Bond;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other

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amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 10. THE AGENTS

       10.1. APPOINTMENT. (a) Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

       (b) The Issuing Lender and the Foreign Currency Lenders shall act on behalf of the Revolving Lenders with respect to Letters of Credit and Foreign Currency Loans issued or made under this Agreement and the documents associated therewith. It is understood and agreed

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that the Issuing Lender and the Foreign Currency Lenders (i) shall have all of the benefits and immunities (x) provided to the Agents in this Section 10 with respect to acts taken or omissions suffered by the Issuing Lender and Foreign Currency Lenders in connection with Letters of Credit and Foreign Currency Loans issued or made under this Agreement and the documents associated therewith as fully as if the term "Agents", as used in this Section 10, included the Issuing Lender and the Foreign Currency Lenders with respect to such acts or omissions and (y) as additionally provided in this Agreement and (ii) shall have all of the benefits of the provisions of Section 10.7 as fully as if the term "Agents", as used in Section 10.7, included the Issuing Lender and the Foreign Currency Lenders.

       10.2 DELEGATION OF DUTIES. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

       10.3. EXCULPATORY PROVISIONS. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

       10.4. RELIANCE BY AGENTS. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or

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continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

       10.5 NOTICE OF DEFAULT. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

       10.6. NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

       10.7. INDEMNIFICATION. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure

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                                                                              93


Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

       10.8. AGENT IN ITS INDIVIDUAL CAPACITY. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

       10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon ten days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent, which agent shall be (a) a bank organized and doing business under the laws of the United States or any state thereof, subject to supervision or examination by federal or state authority and having a total shareholder equity aggregating at least $1,000,000,000 and (b) unless an Event of Default under

Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing, be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

       10.10. AGENTS GENERALLY. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

       10.11. THE LEAD ARRANGER. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

                            SECTION 11. MISCELLANEOUS

       11.1. AMENDMENTS AND WAIVERS. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, consents, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Tranche C Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;
(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Sections 3.15 through 3.18 without the written consent of all the Foreign Currency Lenders; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility that are scheduled to be prepaid; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of
Section 10 without the written consent of each Agent adversely affected thereby;
(x) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

       Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Syndication Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche C Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

       In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Syndication Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche C Term Loans ("REFINANCED TERM LOANS") with a replacement term loan tranche hereunder ("REPLACEMENT TERM LOANS"), PROVIDED that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time

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                                                                              96


of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche C Term Loans in effect immediately prior to such refinancing.

       11.2. NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

         The Borrower:               Scientific Games Corporation
                                     220 Continental Drive
                                     Suite 407
                                     Newark, Delaware 19713
                                     Attention:  Robert C. Becker
                                     Telecopy:  (302) 452-5382
                                     Telephone:  (302) 452-5227

         The Administrative Agent:   The Bank of New York
                                     Attention:  Sandra E. Morgan, Assistant Treasurer
                                     Telecopy: (212) 635-6365/6367
                                     Telephone: (212) 635-4692

         The Syndication Agent:      Bear Stearns Corporate Lending Inc.
                                     383 Madison Avenue
                                     New York, NY  10179
                                     Attention:  Stephen O'Keefe
                                     Telecopy:  (212) 272-9184
                                     Telephone:  (212) 272-9430

         Issuing Lender:             As notified by such Issuing Lender to the
                                     Administrative Agent and the Borrower

PROVIDED that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

       11.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

       11.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

       11.5. PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Syndication Agent and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and reasonable expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, PROVIDED that, the fees and disbursements of counsel to any such Lender shall only be paid or reimbursed to the extent incurred in connection with a Default or an Event of Default, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse the Issuing Lender and each Foreign Currency Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the conversion of any Letter of Credit denominated in a Foreign Currency or any Foreign Currency pursuant to the terms of this Agreement, and (e) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an "INDEMNITEE") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED, that the

Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them may have by statute or otherwise against any Indemnitee, except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 11.5 shall be payable not later than ten days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Robert C. Becker (Telephone No. (302) 452-5227) (Telecopy No. (302) 452-5382), at the address of the
Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

       11.6. SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

       (b) (i) Subject to the conditions set forth in paragraph (ii) below, any Lender may assign to one or more assignees (each, an "ASSIGNEE") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

              (A) the Borrower, PROVIDED that, no consent of the Borrower shall be required for (x) any assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below), (y) any assignment of the Revolving Commitments or the Revolving Loans if an Event of Default has occurred and is continuing and (z) any assignment of the Tranche C Term Loans;

              (B) the Administrative Agent, PROVIDED that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment and (y) any assignment of Tranche C Term Loans; and

              (C) in the case of any assignment of a Revolving Commitment, each Issuing Lender and the Swingline Lender; and in the case of all such assignments, subject to notice to the Syndication Agent.

       (ii) Assignments shall be subject to the following additional conditions:

              (A) no assignment may be made to an Ineligible Assignee;

              (B) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, PROVIDED that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

              (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating simultaneous assignments by a Lender to two or more Approved Funds of such Lender as a single assignment);

              (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

              (E) in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, PROVIDED that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms "Approved Fund" and "CLO" have the following meanings:

              "APPROVED FUND" means (a) with respect to any Lender, a CLO managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

              "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

       (iii) Subject to acceptance and recording thereof pursuant to paragraph
(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5 relating to the period during which it was a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

       (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

       (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

       (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); PROVIDED that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, PROVIDED such Participant shall be subject to Section 11.7(a) as though it were a Lender.

       (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9, 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

       (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Tranche C Term Loans and Notes representing such Tranche C Term Loans or any other instrument evidencing its rights as a Lender under this Agreement, to any holder or, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; PROVIDED that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section concerning assignments.

       (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

       (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Agents hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; PROVIDED, HOWEVER, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

       11.7. ADJUSTMENTS; SET-OFF. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "BENEFITTED LENDER") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; PROVIDED, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

       (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application.

       11.8. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

       11.9. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       11.10. INTEGRATION. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

       11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

       11.12. SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

              (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

              (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

              (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

              (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

       11.13. ACKNOWLEDGMENTS. The Borrower hereby acknowledges that:

              (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

              (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

              (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

       11.14. RELEASES OF GUARANTEES AND LIENS. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, including any Tax Reorganization, or that has been consented to in accordance with Section
11.1 or (ii) under the circumstances described in paragraph (b) below.

       (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

       11.15. CONFIDENTIALITY. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; PROVIDED that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

       11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

       11.17. DELIVERY OF ADDENDA. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

       11.18. CONVERSION OF CURRENCIES. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

       (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "APPLICABLE CREDITOR") shall, notwithstanding any judgment in a currency (the "JUDGMENT CURRENCY") other than the currency in which such sum is stated to be due hereunder (the "AGREEMENT CURRENCY"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 11.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

       11.19. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

       11.20. EFFECT OF AMENDMENT AND RESTATEMENT OF THE EXISTING CREDIT AGREEMENT. On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such "Obligations" are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

       11.21. SPECIAL PROVISIONS. (a) On the Effective Date, each Revolving Lender that is not party to the Existing Credit Agreement and each Lender whose Revolving Commitment exceeds its Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be deemed to have purchased the Revolving Commitments of each Lender whose Revolving Commitment is less than its Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and/or increased its Revolving Commitment such that the Revolving Commitment of each relevant Lender will be as set forth in the Lender Addendum for such Lender. Each such Lender agrees that the provisions of Section 2 of the form of Assignment and Acceptance, attached hereto as Exhibit E, shall apply to it MUTATIS MUTANDIS.

       (b) The Lenders (which are Revolving Lenders under the Existing Credit Agreement) hereby waive any requirements for notice of prepayment, commitment terminations, minimum amounts of prepayments of Revolving Loans (as defined in the Existing Credit Agreement), ratable reductions of Revolving Commitments (as defined in the Existing Credit Agreement) and ratable payments on account of the principal or interest of any Revolving Loan (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the extent such prepayment, reductions or payments are required pursuant to Section 6.1(p).

       (c) The Lenders (which are Term Lenders under the Existing Credit Agreement) hereby waive any requirements for notice of prepayment, minimum amounts of prepayments of Existing Term Loans and ratable payments on account of the principal or interest of any Existing Term Loan under the Existing Credit Agreement to the extent such prepayment, reductions or payments are required pursuant to Section 6.1(p).

       (d) The Revolving Lenders hereby confirm that, from and after the Effective Date, all participations of the Revolving Lenders in respect of Letters of Credit outstanding hereunder pursuant to Section 3.7(a) shall be based upon the Revolving Percentages of the Lenders (after giving effect to this Agreement).

       (e) The Lenders hereby confirm that, from and after the making of the initial Loans, all participations of the Lenders in respect of Foreign Currency Loans outstanding hereunder pursuant to Section 3.18(a) shall be based upon the Revolving Percentages of the Lenders (after giving effect to this Agreement).

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                  SCIENTIFIC GAMES CORPORATION


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  BEAR, STEARNS & CO. INC., as Sole Lead
                                  Arranger and Sole Bookrunner


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  BEAR STEARNS CORPORATE LENDING INC., as
                                  Syndication Agent and as a Lender


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THE BANK OF NEW YORK, as Administrative Agent


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  DEUTSCHE BANK SECURITIES INC.,
                                    as Co-Arranger and Co-Documentation Agent


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                  as a Lender


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  CREDIT SUISSE FIRST BOSTON, Acting Through its Cayman Islands Branch, as Co-Arranger, Co-Documentation Agent and a Lender


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                                                         ANNEX A


              PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

=========================== ========================== =============================
                              Applicable Margin for     Applicable Margin for Base
      Pricing Level            Eurocurrency Loans               Rate Loans
--------------------------- -------------------------- -----------------------------
            I                         3.00%                       2.00%
--------------------------- -------------------------- -----------------------------

            II                        2.75%                       1.75%
--------------------------- -------------------------- -----------------------------

           III                        2.50%                       1.50%
--------------------------- -------------------------- -----------------------------

            IV                        2.25%                       1.25%
--------------------------- -------------------------- -----------------------------

            V                         2.00%                       1.00%
=========================== ========================== =============================

The Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the date which is six months after the Original Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the "ADJUSTMENT DATE") that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

       As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

       "PRICING LEVEL I" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.

       "PRICING LEVEL II" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

       "PRICING LEVEL III" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00.

       "PRICING LEVEL IV" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00.

       "PRICING LEVEL V" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.00 to 1.00.